Exhibit 4.22

3636 RESEARCH ROAD NW

CALGARY, ALBERTA

LEASE

BETWEEN

HOOPP REALTY INC.,

AS LANDLORD

AND

SMART TECHNOLOGIES ULC

AS TENANT

TABLE OF CONTENTS

1.		LEASE SUMMARY	- 1 -

	1.1	Summary of Terms	- 1 -

2.		DEFINITIONS	- 3 -

3.		THE DEMISE	- 9 -

	3.1	Demise	- 9 -

4.		TERM	- 9 -

	4.1	Term	- 9 -
	4.2	Surrender	- 9 -

5.		RENT	- 9 -

	5.1	Basic Rent, Parking Rent, and Additional Rent	- 9 -
	5.2	No Abatement	- 9 -
	5.3	Adjustment	- 10 -
	5.4	Additional Rent Treated as Basic Rent	- 10 -

6.		TENANT’S COVENANTS	- 10 -

	6.1	To Pay	- 10 -
	6.2	Insurance	- 11 -
	6.3	Management, Maintenance and Repair by the Tenant	- 13 -
	6.4	Access by Landlord	- 14 -
	6.5	Business and Trade Fixtures	- 15 -
	6.6	Alterations and Additions	- 15 -
	6.7	Removal of Alterations	- 17 -
	6.8	Use of Premises	- 17 -
	6.9	Signs	- 17 -
	6.10	Overloading	- 17 -
	6.11	Environmental Contaminants	- 17 -
	6.12	Abate Nuisance	- 18 -
	6.13	Assignment and Subletting	- 18 -
	6.14	Corporate Ownership	- 21 -
	6.15	No Advertising of the Premises	- 22 -
	6.16	Easements	- 22 -
	6.17	Liens	- 22 -
	6.18	Exhibit Premises	- 22 -
	6.19	Registration of Lease	- 23 -
	6.20	Compliance with Laws	- 23 -
	6.21	Provide Financial Information	- 24 -
	6.22	Subordination and Non-Disturbance	- 24 -
	6.23	Attornment	- 24 -
	6.24	Estoppel Certificate	- 25 -
	6.25	Indemnify Landlord	- 25 -
	6.26	Deposit	- 26 -

7.		LANDLORD’S COVENANTS	- 28 -

	7.1	Quiet Enjoyment	- 28 -
	7.2	Landlord Repair	- 28 -
	7.3	Indemnify Tenant	- 28 -
	7.4	Landlord’s Signs	- 29 -
	7.5	Landlord’s Insurance	- 29 -

8.		MUTUAL COVENANTS, AGREEMENTS AND PROVISOS	- 30 -

	8.1	Acting Reasonably	- 30 -
	8.2	Approval In Writing	- 30 -
	8.3	Delegation of Authority	- 30 -
	8.4	No Warranties	- 30 -
	8.5	No Waiver	- 30 -
	8.6	Notices	- 31 -
	8.7	Damage and Destruction	- 32 -
	8.8	Performance by Landlord	- 33 -
	8.9	Re-entry on Default	- 33 -
	8.10	Default	- 34 -
	8.11	Sale and Reletting	- 34 -
	8.12	Termination	- 35 -
	8.13	Distress	- 35 -
	8.14	Landlord’s Expenses in Enforcing this Lease	- 35 -
	8.15	Remedies Cumulative	- 36 -
	8.16	Holding Over	- 36 -
	8.17	Inability to Perform	- 37 -
	8.18	Interest	- 37 -
	8.19	Expropriation	- 37 -
	8.20	Accrual of Basic Rent and Parking Rent	- 37 -
	8.21	Net Lease	- 38 -
	8.22	Governing Law	- 38 -
	8.23	Number and Gender	- 38 -
	8.24	Covenants	- 38 -
	8.25	Time of the Essence	- 38 -
	8.26	Headings	- 39 -
	8.27	Enurement	- 39 -
	8.28	Joint and Several Liability	- 39 -
	8.29	Continuation of Obligations	- 39 -
	8.30	Landlord’s Limit of Liability	- 39 -
	8.31	Confidentiality	- 39 -
	8.32	Amendments	- 40 -
	8.33	Application of Ground Lease	- 40 -
	8.34	Indemnification	- 40 -
	8.35	Survival of Obligations	- 40 -
	8.36	No Adverse Presumption	- 41 -
	8.37	Ground Lease	- 41 -

9.		SCHEDULES	- 41 -

Schedule “A”	-	Legal Description of the Lands
Schedule “A-1”	-	Site Plan of Land and Building

ii

Schedule “A-2”	-	Floor Plans of Premises
Schedule “B”	-	Additional Provisions
Schedule “C”	-	Indemnification Agreement
Schedule “D”	-	Insurance Certificate

iii

LEASE AGREEMENT

THIS AGREEMENT made this 7th day of May, 2013,

BETWEEN:

HOOPP REALTY INC.

(the “Landlord”)

- and -

SMART TECHNOLOGIES ULC

(the “Tenant”)

WITNESSES THAT in consideration of the premises, the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto), the parties hereto covenant and agree as follows:

1.	LEASE SUMMARY

1.1	SUMMARY OF TERMS

The parties acknowledge that the following summarizes certain matters relevant to this Lease. The following summary does not limit the meaning of any other provision of this Lease. If any other provision of this Lease is inconsistent with the following summary, the other provisions of this Lease shall prevail:

(a) Brief Description of Premises and Net Rentable Area: Class A suburban office building consisting of Two Hundred and Four Thousand Nine Hundred and Sixty (204,960) square feet of net rentable area (NRA) with a three (3) level underground parkade and thirteen (13) surface parking stalls.

(b) Term: Twenty (20) years commencing on the Commencement Date and continuing to and including the Expiry Date.

(c) Commencement Date: [Closing Date of Sale Transaction].

(d) Expiry Date: May 6, 2033.

(e) Basic Rent: Twenty Seven ($27.00) Dollars per square foot in years One (1) to Five (5), escalating by Eight percent (8.0%) every Five (5) years (based on 204,960 square feet of NRA):

	Lease Year	Per Year	Per Month

(i)	Years 1-5	$5,533,920.00	$461,160.00

(ii)	Years 6-10	$5,976,634.00	$498,052.83

(iii)	Years 11-15	$6,454,764.00	$537,897.00

(iv)	Years 16-20	$6,971.145.00	$580,928.75

In the event the annual rental payable by the Landlord under the Ground Lease increases at any time during the Term, the annual Basic Rent will be increased concurrently by an amount equal to such increase(s) and the Basic Rent and the Total Rent in Section 1.1(g) will be adjusted accordingly.

(f) Parking Rent: One Hundred Twenty Five ($125.00) per stall per month in years One (1) to Five (5) escalating by Eight (8.0%) percent every Five (5) years (based on 274 parking stalls):

	Lease Year	Per Year	Per Month

(i)	Years 1-5	$411,000.00	$34,250.00

(ii)	Years 6-10	$443,880.00	$36,990.00

(iii)	Years 11-15	$479,390.00	$39,949.25

(iv)	Years 16-20	$517,742.00	$43,145.17

(g) Total Rent (combination of Basic Rent and Parking Rent):

	Lease Year	Per Year	Per Month

(i)	Years 1-5	$5,944,920.00	$495,410.00

(ii)	Years 6-10	$6,420,514.00	$535,042.83

(iii)	Years 11-15	$6,934,155.00	$577,846.25

(iv)	Years 16-20	$7,488,887.00	$624,073.92

*	Figures subject to adjustment pursuant to Section 1.1(e).

(h) Extension Options: Four (4) rights to extend the term for additional periods of Five (5) years each at then current market rent on the terms set out in paragraph 3 of Schedule B.

(i) Tenant’s Address for Notices:

3636 Research Park NW

Calgary, Alberta T2L 1Y1

Attn.:      Vice President, Finance and Chief Financial Officer

Fax No.:  403-245-0366

(j) Landlord’s Address for Notices:

1 Toronto Street

Suite 1400

Toronto, Ontario M5C 3B2

(k) Indemnifier: Smart Technologies Inc. (see Indemnification Agreement attached as Schedule C).

2.	DEFINITIONS

The following words or phrases shall, unless there is something in the context inconsistent therewith, having the meanings hereinafter set out; and plural forms of the following words and phrases shall have corresponding meanings:

“Additional Rent” shall mean any sums which are required to be paid by the Tenant hereunder, including, without limitation, all interest and penalties payable hereunder, whether or not such sums are referred to as Rent or Additional Rent or otherwise, but Additional Rent shall not include the Total Rent.

“Affiliate” shall mean, in relation to a party to this Lease:

(a)	any Person which directly, or indirectly through one or more intermediaries, is controlled by, controls, or is under common control with that party, and

(b)	any other Person which directly, or indirectly through one or more intermediaries, is controlled by, controls, or is under common control with a Person described in paragraph (a) of this definition.

For the purposes of this definition, “control” (including the phrases “controlled by” and “under common control with”) means any of:

(i)	the right to exercise a majority of the votes which may be put at a general meeting of a corporation,

(ii)	the right to elect or appoint directly or indirectly a majority of the directors of a corporation or other persons who have the right to manage or supervise the management of the affairs and the business of the corporation or the firm, and

(iii)	the possession of the effective power to direct or cause the direction of the management and policies of that party through the ownership of shares entitled to vote in all circumstances.

“Alteration” has the meaning given that term in Section 6.6;

“Authorities” shall mean all federal, provincial, municipal and other governmental authorities (including, without limitation, suppliers of public utilities), departments, boards and agencies having or claiming jurisdiction.

“Basic Rent” shall mean the amount specified as such in Section 1.1(e) as may be amended by written agreement of the Landlord and the Tenant from time to time.

“Building” shall mean all buildings on the Lands from time to time, together with all fixtures (excluding tenant’s trade fixtures), improvements, heating, ventilation, air conditioning, electrical, mechanical, sprinkler and plumbing systems and facilities located in, on or serving such building, and all alterations, additions and replacements thereto.

“Business Days” shall mean each and every day of the week save and except Saturdays, Sundays, and statutory holidays within the Province.

“Capital Taxes” shall mean in any Lease Year the aggregate of any and all taxes, rates, levies, duties, excises and assessments which may now or hereafter be levied, imposed, rated or assessed by the Government of Canada, the Government of the Province or any other governmental authority whatsoever, and which are levied against or payable by the Landlord or the owner of the Land in respect of that Lease Year and which are, directly or indirectly, calculated or payable with respect to or as a result of any one or more of the following:

(a)	the capital of the Landlord invested in the Premises by reason of the development or purchase thereof;

(b)	the financing of that investment; and

(c)	the capital, reserves, retained earnings, surpluses, liabilities or assets of the Landlord and any other attributes of the Landlord appearing on its balance sheet.

“Claims” shall mean claims, losses, damages, suits, judgments, causes of action, legal proceedings, executions, demands, penalties or other sanctions of every nature and kind whatsoever, whether accrued, actual, contingent or otherwise and any and all costs arising in connection therewith, including, without limitation, all legal expenses.

“Commencement Date” shall mean the date specified as such in Section 1.1(c).

“Environmental Contaminant” shall mean:

(a)	any solid, liquid, gaseous or radioactive substance (including radiation) which, when it enters into a Building, exists in a Building or is present in the water supplied to a Building, or when it is released into the environment from a Building or any part thereof or is entrained from one building to another building, or into the water or the natural environment, is likely to cause, at any time, material harm or degradation to any other property or any part thereof, or to the natural environmental or material risk to human health, and includes, without limitation, any flammables, explosives, radioactive materials, asbestos, lead paint, polychlorinated biphenyls, fungal contaminants (including, without limitation, and by way of example, stachybotrys chartarum and other moulds), mercury and its compounds, dioxans and furans, chlordane, chlorofluorocarbons, hydro-chlorofluorocarbons, volatile organic compounds, urea formaldehyde foam insulation, radon gas, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic or noxious substances or related materials, petroleum and petroleum products;

(b)	any substance declared to be hazardous or toxic under any Environmental Laws or that does not meet any prescribed standard or criteria made under any present or future Environmental Laws; and

(c)	any substance, sound, vibration, ray, heat, radiation or odour of which the use, presence in the environment or release into the environment is prohibited, regulated, controlled or licenced under Environmental Laws.

“Environmental Laws” means any statutes, laws, regulations, orders, by-laws, standards, guidelines, permits and other lawful requirements of any governmental authority having jurisdiction over the Premises now or hereafter in force relating in any ways to the environment, health, occupational health and safety, product liability or transportation of dangerous goods, including the principles of common law and equity.

“Event of Default” means:

(a)	the Tenant fails to pay any Rent reserved by this Lease on the day or dates appointed for the payment thereof and such failure continues for 5 Business Days following written demand for the payment thereof being made by the Landlord;

(b)	the Tenant fails to observe or perform any of the Tenant’s Covenants (other than the payment of Rent) and:

(i)	fails to remedy such breach within 20 days of the receipt by the Tenant of written notice from the Landlord respecting such breach (the “Rectification Period”); or

(ii)	if such breach cannot be reasonably remedied within the Rectification Period, the Tenant fails to commence to remedy such breach within the Rectification Period or thereafter fails to proceed diligently to remedy such breach;

(c)	the Tenant becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment or arrangement with its creditors (including, without limitation, electing to terminate or disclaim this Lease in connection with a proposal made by the Tenant under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangements Act (Canada) or any other statute allowing the Tenant to terminate, disclaim or repudiate this Lease);

(d)	a receiver or a receiver and manager is appointed for all or a portion of the Tenant’s property and such appointment is not set aside within 60 days after being made;

(e)	any steps are taken or any actions or proceedings are instituted by the Tenant or by any other party including without limitation any court or Authority having jurisdiction for the dissolution, winding up or liquidation of the Tenant or its assets;

(f)	the Tenant makes a sale in bulk of all or a substantial portion of its assets other than in conjunction with a Transfer approved by the Landlord, in conjunction with a Permitted Transfer or in the Tenant's ordinary course of business;

(g)	this Lease or any of the Tenant’s assets are taken under a writ of execution and such writ of execution is not set aside or discharged within 60 days following its issue;

(h)	the Tenant effects a Transfer or Permitted Transfer other than in accordance with the terms of this Lease.

For clarity, the Landlord is not required to give the Tenant any notice in respect of the events described in paragraphs (c) to (h), an Event of Default arising immediately upon the occurrence of such an event.

“Expiry Date” shall mean the date specified as such in Section 1.1(d).

“Extension Period” has the meaning given that term in paragraph 3 of Schedule “B”.

“Goods and Services Tax” shall mean and include:

(a)	the tax contained in Part IX of the Excise Tax Act of Canada, as amended from time to time; and

(b)	any other taxes, fees, levies, charges, assessments, duties and excises (whether characterised as sales taxes, purchase taxes, value-added taxes, goods and services taxes, harmonized taxes or any other form) which are imposed on the Landlord or which the Landlord is liable to pay, and which are levied, rated or assessed by any governmental authority whatsoever on the act of entering into this Lease or otherwise on account of this Lease, or on the use or occupancy of the Premises or any portion thereof, or on the Rent payable under this Lease or any portion thereof, or in connection with the business of renting the Premises or any portion thereof, but excluding income tax under Part 1 of the Income Tax Act of Canada.

“Ground Lease” shall mean the Lease Agreement dated October 3, 2006, as amended, between Her Majesty The Queen in right of Alberta as represented by the Minister of Infrastructure and Transportation, as landlord, and SMART Technologies Inc., as tenant.

“Head Landlord” the landlord under the Ground Lease from time to time, and currently being Her Majesty The Queen in right of Alberta as represented by the Minister of Infrastructure and Transportation.

“Improvements” shall have the meaning set out in the Ground Lease.

“Land” shall mean all and singular that certain parcel or tract of land more particularly described in Schedule “A” hereto.

“Landlord’s Covenants” shall mean all of the terms, covenants and conditions of this Lease on the part of the Landlord to be observed and performed.

“Landlord’s Mortgages” shall mean all mortgages, charges, debentures, security instruments and all instruments and indentures supplemental thereto (including a deed of trust and mortgage securing bonds and all indentures supplemental thereto) which may now or hereafter charge the Landlord’s interest in the Premises, and all renewals, modifications, consolidations, replacements and extensions thereof.

“Landlord’s Mortgagees” shall mean any and all existing or proposed mortgagees, debenture holders and trustees on behalf of mortgagees holding any Landlord’s Mortgages.

“Landlord’s Representatives” shall mean the Landlord’s property manager and asset manager and the Landlord’s and the Landlord’s property manager’s and asset manager’s respective directors, officers, employees, contractors, servants, agents and those for whom each of the Landlord and the Landlord’s property manager and asset manager, respectively, is responsible at law.

“Laws” shall mean all laws, statutes, ordinances, regulations, by-laws, directions, orders, rules, requirements, directions and guidelines of all Authorities.

“Lease” shall mean this lease agreement and all schedules attached hereto, as same may be amended from time to time.

“Leasehold Improvements” shall mean all items in or serving the Premises and considered at common law as being a leasehold improvement, including, without limitation, all alterations, fixtures, improvements, installations, repairs, work, replacements, changes and additions (including construction of openings for internal stairways and shuttle elevators and the delivery, storage and removal of materials for any of the foregoing), in or serving the Premises made, erected or installed, from time to time (whether prior to or following the execution of this Lease) by or on behalf of the Landlord or the Tenant including, without limitation, internal stairways, shuttle elevators, heating, ventilating, air conditioning, sewage, sprinkler, mechanical and electrical equipment, facilities and equipment for or in connection with the supply of utilities, communications or telecommunications exclusively servicing the Premises (wherever located), doors, hardware, partitions (including moveable partitions), lighting fixtures, any apparatus or equipment connected to the electrical system or to the plumbing lines, the sprinkler system, electrical submeters, finished floors, Building standard window coverings and wall to wall carpeting but excluding trade fixtures and furniture and equipment not of the nature of fixtures.

“Lease Year” shall mean a twelve (12) month period commencing on the first day of January in any calendar year and ending on the last day of December in that calendar year, provided that the first Lease Year shall commence on the Commencement Date and end on the last day of December next following and the last Lease Year shall commence on the first day of January of the calendar year during which the Term expires and end upon the Expiry Date.

“Management Fee” shall mean the management fee payable by the Tenant to the Landlord in accordance with Section 6.1(d), being One percent (1%) of Basic Rent applicable during each year of the Term.

“Parking Rent” shall mean the amount specified as such in Section 1.1(f) as may be amended by written agreement of the Landlord and the Tenant from time to time.

“Permitted Uses” shall mean the uses which may be made of the Premises by the Tenant and as described in Section 6.8.

“Person” shall mean any association, society, corporation, individual, joint venture, partnership, trust, unincorporated organization or Authority.

“Premises” shall mean the Building more particularly shown in Schedule “A-1” attached hereto and the Land.

“Province” shall mean the Province of Alberta.

“Rent” shall mean the Basic Rent, Additional Rent and the Parking Rent.

“Roof” shall mean the roof deck and roof membrane, which may consist of roofing felts or various proprietary materials and systems, or other water resistant material including but not limited to sheet steel, aluminum, copper, tiles, shingles of various types, tar, asphalt or bitumen, sealants, fastening devices, duckboards, hatches, skylights, fixed ladders, roof insulation, gravel, ballast, flashings, stops, parapets, cants, drains, gutters, down pipes and roof sheathing or roof deck of the Building, but does not include any beams, rafters, joists, guiders, purlins, girts, or columns or other structural components supporting the roof decks.

“Sign” shall mean any sign, picture, notice, lettering, direction or other advertising or informational device of whatever nature.

“Structure” shall mean the structural components supporting the Roof, exterior walls and structural elements of the Building including bearing walls, footings, foundations, structural columns and beams and structural subfloors.

“Taxes” shall mean all taxes, fees, levies, charges, assessments, rates, duties and excises which are now or may hereafter be levied, imposed, rated or assessed upon or with respect to the Premises or any part thereof, whether directly or indirectly levied, imposed, rated or assessed by the Government of Canada, the Government of the Province, or any political subdivision, political corporation, district, municipality, city or other political or public entity, the whole as finally determined for each applicable period of time as a result of an assessment, appeal, or judicial review. Without restricting the generality of the foregoing, Taxes shall include all:

(a)	real property taxes, general and special assessments;

(b)	taxes, fees, levies, charges, assessments, rates, duties and excises for transit, housing, schools, police, fire or other governmental services or for purported benefits to the Land or the Building;

(c)	local improvement taxes, service payments in lieu of taxes, and taxes, fees, levies, charges, assessments, rates, duties and excises, however described, that may be levied, rated or assessed as a substitute for, or as an addition to, in whole or in part, any property taxes or local improvement taxes; and

(d)	any and all penalties, late payment or interest charges imposed by an Authority as a result of the Tenant’s late payment of any of the amounts described above in this definition (other than paragraph (d)) or any instalments thereof, as the case may be, but Taxes shall exclude all of the following:

(e)	income tax under Part I of the Income Tax Act of Canada;

(f)	the Tenant’s Taxes;

(g)	the Goods and Services Tax; and

(h)	the Capital Taxes.

“Tenant’s Covenants” shall mean all of the terms, covenants and conditions of this Lease on the part of the Tenant to be observed and performed.

“Tenant’s Lender” shall mean any financial institution or other Person which holds a charge by way of an assignment of this Lease and the Tenant’s leasehold interest in the Premises by way of mortgage or other security instrument evidencing the Tenant’s indebtedness to such Person or to other Persons for whom such Person acts as agent.

“Tenant’s Representatives” shall mean the Tenant’s directors, officers, employees, servants, agents and those for whom the Tenant is responsible at law.

“Tenant’s Taxes” shall mean all taxes, fees, levies, charges, assessments, rates, duties and excises which are now or may hereafter be levied, imposed, rated or assessed by any lawful authority relating to or in respect of the business of the Tenant or relating to or in respect of personal property and all business and trade fixtures, machinery and equipment, cabinet work, furniture and movable partitions owned or installed by the Tenant at the expense of the Tenant or being the property of the Tenant, or relating to or in respect of improvements to the Premises built, made or installed by the Tenant, on behalf of the Tenant or at the Tenant’s request whether any such amounts are payable by law by the Tenant or by the Landlord and whether such amounts are included by the taxing authority in the Taxes.

“Term” shall mean the term specified in Section 1.1(b) and any Extension Period.

“Transfer” shall mean any of:

(a)	an assignment of this Lease by the Tenant in whole or in part;

(b)	any arrangement, written or oral, whether by sublease, licence or otherwise, whereby rights to use space within the Premises are granted to any Person (other than the Tenant) from time to time, which rights of occupancy are derived through or under the interest of the Tenant under this Lease; and

(c)	a mortgage or other encumbrance of this Lease or of all or any part of the Premises, or any interest therein; and

“Transferee” shall mean any Person deriving rights through a Transfer.

“Utility Costs” shall mean all charges for water, gas, telephone, internet, electric light and power and all other utilities and services used on or in respect of the Premises or any part thereof, together with all costs and charges for all fittings, machines, apparatus, meters and any other thing leased or supplied in respect thereof and all costs and charges for all work and services performed by any corporation, authority or commission in connection with such utilities and services in respect of the Premises.

Certain terms which have been defined within specific sections of this Lease for use solely within those sections, or the Article within which such section is located, may not be defined to above.

3.	THE DEMISE

3.1	DEMISE

The Landlord hereby demises and leases to the Tenant the Premises for the Term unless terminated earlier pursuant to this Lease, to have and to hold during the Term, subject to the terms and conditions of this Lease.

4.	TERM

4.1	TERM

The Tenant shall have and hold the Premises, for the Term from and including the Commencement Date until and including the Expiry Date, unless this Lease is otherwise terminated prior to the Expiry Date.

4.2	SURRENDER

The Tenant shall, on the last day of the Term, or upon the sooner termination of the Term, peaceably and quietly surrender and deliver vacant possession of the Premises to the Landlord in the condition and state of repair that they were required to be maintained during the Term reasonable wear and tear excepted, or as the Landlord may otherwise require in accordance with Sections 6.5 and 6.7. If the Tenant fails to comply with the foregoing or its obligations under Sections 6.5 and 6.7, the Tenant shall at the option of the Landlord be deemed to be an overholding monthly tenant for so long as it may reasonably take to complete the required repairs, removal, restoration or clean-up (the “Overholding Period”). During the Overholding Period, the Tenant shall pay the Rent required by section 8.16(c) to be paid by an overholding tenant who is overholding without the consent of the Landlord (the “Overholding Rent”), notwithstanding the fact that the Tenant may have vacated the Premises. For clarity, nothing in this section entitles the Tenant to terminate such monthly tenancy or remain in possession of the Premises as it is the parties intent that the deemed monthly tenancy contemplated by this section only results in an obligation on the part of the Tenant to pay the Overholding Rent during the Overhold Period with the Tenant having no other rights or interest in or to the Premises.

5.	RENT

5.1	BASIC RENT, PARKING RENT, AND ADDITIONAL RENT

The Tenant shall pay to the Landlord during the Term the following Rent payable at the Landlord’s address specified in Section 1.1(j) or at such other business address in Canada as the Landlord may from time to time designate in writing, in the following instalments:

(a)	the Basic Rent and Parking Rent payable in advance in equal consecutive monthly installments on the first day of each and every month in each and every year of the Term commencing on the Commencement Date and continuing until and including the first day of the month in which the Expiry Date falls; and

(b)	in the case of Additional Rent that is payable by the Tenant to the Landlord, in accordance with the provisions of this Lease.

5.2	NO ABATEMENT

The Tenant covenants and agrees with the Landlord that all of the Rent payable under this Lease shall be paid by the Tenant to the Landlord without demand, deduction, set-off or abatement whatsoever, except as specifically provided in this Lease.

5.3	ADJUSTMENT

If the Term shall commence or cease on a day other than the commencement or the end of any period of time in respect of which any amount payable hereunder is calculated, then the Tenant shall pay to the Landlord such amount for such period of time on a pro rata basis.

5.4	ADDITIONAL RENT TREATED AS BASIC RENT

Additional Rent is recoverable as Basic Rent, and the Landlord has all rights against the Tenant for default in any such payment as in the case of arrears of Basic Rent.

6.	TENANT’S COVENANTS

The Tenant hereby covenants and agrees with the Landlord as follows:

6.1	TO PAY

(a) Taxes - The Tenant shall in each and every year during the Term, not later than the day immediately preceding the date or dates on which Taxes become due and payable, whether monthly, quarterly, twice-yearly, or otherwise, pay and discharge or cause to be paid and discharged all Taxes. The Tenant further covenants and agrees that during the Term it shall deliver to the Landlord for inspection receipts for payments of all Taxes which were due and payable during the Term within fourteen (14) Business Days following receipt by the Tenant of each of such receipts for payment. The Landlord shall, not later than fourteen (14) Business Days following receipt of any assessment notices delivered to the Landlord by any taxing authority relating to the Premises or any other structures, any machinery, equipment, facilities, and other property of any nature whatsoever thereon and therein, forward a copy thereof to the Tenant. The Tenant shall have the right from time to time to appeal any assessment of the Lands or the Buildings or any other tax, rate, duty, charge, or amount referred to in this Section 6.1(a) provided that such appeal shall be at the sole cost and expense of the Tenant. The Landlord shall co-operate with the Tenant, at the Tenant’s expense, in order to assist the Tenant with any such appeal. The Tenant shall be responsible for the payments referred to in this Section 6.1(a) from the Commencement Date. If the Tenant shall in any year during the Term fail to pay the Taxes when due, the Tenant shall pay to the Landlord, on demand, interest on the amount outstanding at the percentage rate or rates established by the Province, or any other taxing authority for unpaid Taxes in the Province.

(b) If the Landlord appeals any assessment of the Lands or the Buildings or any other tax, rate, duty, charge, or amount referred to in Section 6.1(a) (which the Landlord may only do if, by the date that is 30 days prior to the deadline for filing the relevant appeal, the Tenant has not provided the Landlord with evidence demonstrating that it has filed an appeal), then:

(i)	the Tenant shall co-operate with the Landlord, at the Tenant’s expense, in order to assist the Landlord with any such appeal; and

(ii)	the Tenant will reimburse the Landlord for all reasonable costs and expenses incurred by or on behalf of the Landlord for consulting, appraisal, legal and other professional fees and expenses incurred by the Landlord in connection with any such appeal.

(c) Goods and Services Tax - The Tenant shall without deduction or right of offset pay to the Landlord the amount of the Goods and Services Tax on any payments of Rent paid to the Landlord under this Lease at the same time as the amounts, to which the Goods and Services Tax apply, are payable to the Landlord under this Lease. Regardless of any other provision of this Lease to the contrary, the amounts payable by the Tenant under this section are deemed not to be Rent, but the Landlord has all of the same remedies for and rights of recovery for such amounts as it has for the recovery of Rent under this Lease, including, without limitation, the right to distrain against the Tenant’s property.

(d) Tenant’s Taxes and Utilities - The Tenant shall promptly pay the Tenant’s Taxes and Utility Costs to the applicable taxing authorities and the utility providers, as the case may be, as they become due and shall provide to the Landlord, when and if requested by the Landlord, the receipt for each payment made by the Tenant in respect of the Tenant’s Taxes and Utilities Costs.

(e) Management Fee – The Tenant shall pay to the Landlord during the Term, the Management Fee which shall be payable annually in advance in equal monthly installments on the first day of each and every month in each and every year of the Term commencing on the Commencement Date and continuing until and including the first day of the month in which the Expiry Date falls.

(f) Additional Rent - The Tenant shall without deduction or right of offset pay all Additional Rent not referred to in Sections 6.1(a), 6.1(b) and 6.1(d) payable under this Lease to the Landlord within fifteen (15) Business Days of receipt by the Tenant of an invoice setting out in reasonable detail such Additional Rent.

6.2	INSURANCE

(a) The Tenant shall, at its sole cost and expense during the Term and during such other period of time that the Tenant occupies the Premises, take out and maintain in full force and effect, the following:

(i)	“all risk” insurance (including flood and earthquake) upon property of every description and kind owned by the Tenant, or for which the Tenant is legally liable, or installed by or on behalf of the Tenant, including, without limitation, exterior glass, merchandise, stock-in-trade, furniture, fixtures, equipment, Leasehold Improvements and other property of every kind and description located at the Premises, owned by the Tenant or for which the Tenant is responsible or legally liable, in an amount at least equal to the full insurable value thereof, calculated on a replacement cost basis without deduction for depreciation. Such policy shall contain a contingent liability from enforcement of building by-laws endorsement, a stated amount clause and an inflation protection endorsement. The Landlord and every Mortgagee shall be named as an additional insured on such insurance policies, but only in respect of the Leasehold Improvements. Such insurance policies may contain reasonable deductibles in amounts acceptable to the Landlord, acting reasonably, and which do not amount to the Tenant self-insuring;

(ii)	automobile liability insurance to a limit of liability of not less than Two Million Dollars ($2,000,000.00) in any one accident, covering all licensed motor vehicles owned by the Tenant and used in connection with its business carried on from the Premises;

(iii)	comprehensive liability insurance applying to the operations of the Tenant carried on from the Premises and which shall include, without limitation, personal injury liability, bodily injury, product liability, contractual liability, non-owned automobile liability and protective liability with respect to the occupancy of the Premises by the Tenant. The coverage under such insurance is to include the use, activities and operations in the Premises by the Tenant and any other Person. Such policies shall be written on a comprehensive basis with limits of not less than $5,000,000.00 for any one occurrence, or such higher limits as the Landlord may reasonably require from time to time. The Landlord, the Landlord’s property manager (if any) and the Mortgagee shall be named as additional insureds in such insurance policies;

(iv)	tenant’s all risks legal liability insurance in an amount not less than the replacement cost of the Building;

(v)

broad form comprehensive boiler and machinery insurance on a blanket repair and replacement cost basis with limits for each accident in an amount at least equal to the replacement cost (without depreciation) of all Leasehold Improvements and of all boilers, pressure vessels, heating, ventilating and air-conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant (other than equipment owned by the Landlord) or by others (other than the Landlord) on behalf of the Tenant in the Premises or that relates to or serves the Premises, subject to an agreed amount clause. The Landlord and every Mortgagee shall be named as an additional insured. The Tenant is only required to carry such insurance if it has in the Premises equipment that would be covered by such insurance; and

(vi)	any other form or forms of insurance as the Landlord may reasonably require from time to time in amounts and for perils against which a prudent tenant carrying on a similar business, acting reasonably, would protect itself in similar circumstances. Notwithstanding the foregoing, in no event shall the Tenant be required to take out or reimburse the Landlord for any insurance (other than the insurance described in Section 7.5(a)(ii)) against the Tenant’s failure or inability to pay Rent or against the insolvency of or lack of credit worthiness or the like of the Tenant.

(b) All policies of insurance referred to in this Section 6.2 shall include the following provisions:

(i)	all policies shall be with insurers qualified to carry on business in the Province and who are acceptable to the Landlord;

(ii)	the policies shall not be affected or invalidated by any act, omission or negligence of any Person which is not within the knowledge or control of the insured or additional insured thereunder;

(iii)	all policies shall contain an undertaking by the insurers to give the Landlord not less than thirty (30) days’ prior written notice of any cancellation or other termination thereof, or any change which restricts or reduces the coverage afforded thereby;

(iv)	contain a clause stating that the Tenant’s insurance policy will be considered as primary insurance and will not call into contribution any other insurance that may be available to the Landlord.

(c) All public liability insurance required pursuant to this section must contain a severability of interest clause and cross liability clause.

(d) All property and boiler and machinery insurance must:

(i)	contain a dispute loss agreement clause if such insurance is with separate insurers;

(ii)	name the Landlord as the first loss payee in respect of the Leasehold Improvements.

(e) Prior to the Commencement Date, and within 10 days following the Landlord’s written request from time to time, the Tenant shall furnish to the Landlord a certificate of insurance either:

(i)	in the form attached as Schedule “D”; or

(ii)	in a form which clearly evidences that the Tenant has taken out the insurance required by Section 6.2(a) and that such insurance: (A) complies with the requirements of Section 6.2; (B) does not prohibit and will not be invalidated, limited or otherwise restricted as a result of the releases given by the Tenant in this Lease; and (C) is acceptable to the Landlord, and in either case, signed by the Tenant’s insurers or the authorized representative of the insurer. The Tenant shall provide written evidence of the continuation of such policies not less than 5 Business Days prior to their respective expiry dates. No review, approval or acceptance of any insurance policy or certificate by the Landlord will in any way alter the Landlord’s rights under this Lease or the Tenant’s obligations under this Section 6.2.

(f) Regardless of any other provision of this Lease to the contrary, the Tenant hereby releases and waives any and all Claims against the Landlord and the Landlord’s Representatives with respect to occurrences to be insured against by the Tenant in accordance with its obligations under this Lease and whether any such Claims arise as a result of the negligence or otherwise of the Landlord or the Landlord’s Representatives.

(g) Regardless of any other provision of this Lease to the contrary, the Landlord hereby releases and waives any and all Claims against the Tenant and the Tenant’s Representatives with respect to occurrences to be insured against by the Landlord in accordance with its obligations under this Lease and whether any such Claims arise as a result of the negligence or otherwise of the Tenant or the Tenant’s Representatives.

(h) The Tenant shall not do or permit anything to be done upon the Premises whereby any policy of insurance against loss or damage to the Premises or against legal liability for damage to persons or property caused by the ownership, maintenance, use or occupancy of the Premises, or by reason of the conduct of any business carried on thereon, may be invalidated, and, for such purpose, upon receipt of notice in writing from any insurer of the Premises requiring the execution of works or a discontinuance of any operations in order to correct such situation, the Tenant shall comply therewith.

(i) The Tenant agrees that if:

(i)	the Tenant fails to take out or keep in force any insurance coverage referred to in this Section 6.2; or

(ii)	if any such insurance is not approved by the Landlord and the Landlord’s Mortgagees, acting reasonably,

and the Tenant does not rectify the situation within:

(iii)	in the case of Section 6.2(i)(i), two (2) Business Days after written notice by the Landlord to the Tenant of such failure; or

(iv)	in the case of Section 6.2(i)(ii), ten (10) Business Days, after written notice by the Landlord to the Tenant setting forth the Landlord’s objections,

then the Landlord shall have the right, without assuming any obligation in connection therewith, to effect such insurance coverage and shall have the right to recover all costs and premiums incurred in effecting such insurance coverage from the Tenant. In such event, the Tenant shall pay to the Landlord, as Additional Rent, the amount so paid by the Landlord within 30 days following the Tenant’s receipt of an invoice.

(j) In case of loss or damage under the Tenant’s insurance, the proceeds of insurance for the Leasehold Improvements in the Premises shall be and are hereby assigned and made payable to the Landlord as first loss payee. If the Tenant is not in default of its obligations under this Lease, the Landlord shall, upon the Tenant’s written request, release such proceeds to the Tenant in progress payments at stages determined by a certificate of the Landlord’s Expert stating that repairs to each such stage have been satisfactorily completed free of liens by the Tenant. If the Tenant is in default of its obligations under this Lease, the Landlord shall be entitled to retain such proceeds without liability to the Tenant for interest or otherwise until the default has been, in the reasonable opinion of the Landlord, remedied. If the Tenant fails to make such repairs, the Landlord may perform the repairs and apply the proceeds to the cost thereof. If the Lease is terminated upon the happening of any damage or any destruction as provided for in Section 8.7 or for any other reason, all such proceeds of insurance shall be retained by the Landlord for the Landlord’s own use.

6.3	MANAGEMENT, MAINTENANCE AND REPAIR BY THE TENANT

(a) Except for the Structure, which is the Landlord’s responsibility in accordance with Section 7.2, the Tenant shall during the Term, at its cost, by itself or by the use of agents, manage, maintain and keep in good order and condition (reasonable wear and tear excepted) the Land and the Building, and the appurtenances and equipment thereof, both inside and outside, including but not limited to fixtures, walls, windows, the Roof, vaults and similar devices, heating and air-conditioning equipment, sidewalks, landscaping, driveways, parking areas, yards and other like areas, water and sewer mains and connections, water, steam, gas, and electric pipes and conduits, and all other fixtures on the Land and the Building and machinery and equipment used or required in the operation thereof, whether or not enumerated herein, and shall, in the same manner and to the same extent as a prudent owner, make any and all necessary repairs, replacements, alterations, additions, changes, substitutions, and improvements, ordinary or extraordinary, foreseen or unforeseen, and keep the Building and aforesaid fixtures, appurtenances, and equipment fully usable for all of the purposes for which the Building were erected and constructed and the aforesaid fixtures, appurtenances, and equipment were supplied and installed. Such repairs shall be in all respects to a similar standard to the original work and material in the Building and aforesaid fixtures, appurtenances, and equipment.

(b) The Tenant shall be responsible for:

(i)	the cost of maintaining the preventive maintenance contract on the HVAC system serving the Premises and for the cost of all repairs and replacements to the said HVAC system and, if reasonably requested by the Landlord, shall provide the Landlord with a copy of the HVAC preventative maintenance agreement with a qualified contractor and copies of any service work orders for any service completed on the HVAC system;

(ii)	snow ploughing and removal and salting/sanding of driveways, parking areas and sidewalks on the Lands, all as would be done by a reasonably prudent owner; and

(iii)	landscaping of all landscaped areas forming part of the Lands.

(c) The Landlord acknowledges that the Tenant may be contracting with third party service providers or consultants to carry out the Tenant’s management, maintenance and repair obligations of the Building as set out in this Lease.

6.4	ACCESS BY LANDLORD

(a) The Tenant shall permit the Landlord and its duly authorised agents or nominees, with or without workers and others, at all reasonable times, but without materially interfering with the Tenant’s business operations, to enter upon the Premises for the purpose of examining the state of repair, condition and use thereof, and to permit such entry after the Landlord shall have given forty-eight (48) hours’ notice in writing to the Tenant of such intended entry and examination and upon notice in writing of defect or want of repair being given by the Landlord acting reasonably to the Tenant, to cause the same to be repaired, within thirty (30) days from the date of the giving of such notice by the Landlord, or such longer period as may be reasonably required, provided that the Tenant is diligently proceeding with such repairs. If the Tenant shall at any time default in the performance or observance of any of the covenants in this Lease for or relating to the repair, maintenance, cleaning, renewal or decoration of the Premises or any part thereof and the Tenant fails to commence the bona fide rectification of such default within thirty (30) days after notice in writing from the Landlord acting reasonably, of default, or the Tenant thereafter fails to diligently proceed with such rectification, in respect of repair, maintenance, cleaning, renewal or decoration of the Premises, then the Tenant shall permit the Landlord and its duly authorised agents and nominees, with or without workers and others, and without prejudice to the Landlord’s right of re-entry, to enter into and upon the Premises and repair, decorate, clean and maintain the same at the expense of the Tenant, and shall repay to the Landlord on demand all reasonable third party costs and expenses, which shall be deemed to be Additional Rent, in respect of such repairs, maintenance, cleaning, renewal and decoration as aforesaid within 30 days following receipt of an invoice for such costs. When accessing the Premises pursuant to this Section 6.4, the Landlord shall comply with the Tenant’s reasonable security, safety and sanitary rules and regulations. The Landlord may also exercise its rights in Section 6.4(a) to enter the Premises to make such repairs and replacements as are the Landlord’s obligations under this Lease upon giving the Tenant forty-eight (48) hours’ notice in writing.

(b) In order to effect any maintenance, repairs, replacements, alterations or improvements which are the Landlord’s obligation under this Lease, or which the Landlord is entitled to carry out pursuant to this Lease, the Landlord may, without any liability whatsoever and without thereby constituting an interference with the Tenant’s rights under this Lease or a breach by the Landlord of this Lease, and without thereby entitling the Tenant to any rights in respect thereof, temporarily suspend or modify the provision of utilities to the Premises. Except in the case of an emergency (real or apprehended), the Landlord shall consult with the Tenant to coordinate the timing of any such suspension.

(c) The Tenant is not entitled to any abatement in Rent as a result of the Landlord exercising its rights in this Section.

6.5	BUSINESS AND TRADE FIXTURES

The Tenant may install its usual business and trade fixtures in the usual manner in the Premises, provided such installation does not damage the Premises. All business and trade fixtures, equipment and other personal property owned or installed by the Tenant or its predecessors in or on the Premises (the “Tenant’s Assets”) may be removed by the Tenant, from time to time during the Term and shall be removed by the Tenant on the expiration or earlier termination of the Term. The Tenant, at its expense, shall repair any damage to the Premises caused by such removal. For clarity and without limiting the generality of the foregoing, the following items shall be considered as being included as part of the Tenant’s Assets:

(a)	all interactive technology products and projectors;

(b)	laboratory equipment and fixtures;

(c)	computer Servers; and

(d)	art work.

If the Tenant does not remove the Tenant’s Assets on the expiration or earlier termination of the Term, such Tenant’s Assets remaining on the Premises beyond the end of the Term (or such part of them as the Landlord may designate) will be deemed abandoned and become the property of the Landlord and the Landlord may use them, retain them, destroy them, sell them (on such terms as the Landlord may determine, which need not be reasonable) or otherwise deal with them in such manner as the Landlord determines in its sole and absolute discretion, all without any obligation, compensation or duty to account to the Tenant. For clarity, if the Landlord sells any such Tenant’s Assets in accordance with the foregoing, the Landlord will be entitled to retain all proceeds received from such sale for its own account and without any duty to account to the Tenant. Upon the expiry or earlier termination of the Term, the Landlord may also remove such of the Tenant’s Assets as the Landlord may designate and store them at the Tenant’s risk and expense. In any case, the Tenant shall indemnify and save harmless the Landlord for the costs of removing the Tenant’s Assets from the Premises and for the repair and restoration of the Premises caused by the removal of the Tenant’s Assets.

6.6	ALTERATIONS AND ADDITIONS

(a) Except as provided in Section 6.6(j), the Tenant shall not remove, alter, change or install any Leasehold Improvements or any make any alterations, additions or changes to the exterior of the Building or to the improvements on the Lands (collectively, “Alterations”) without, in any and every such case, having first:

(i)	submitted plans and specifications thereof to the Landlord; and

(ii)	obtained the prior written consent of the Landlord thereto, which consent shall not be unreasonably withheld or delayed.

(b) All Alterations shall be done:

(i)	in a good and workmanlike manner;

(ii)	in accordance with the plans and specifications approved by the Landlord

(iii)	at the sole cost of the Tenant;

(iv)	in accordance with all applicable Laws; and

(v)	with good quality materials.

(c) The Tenant is responsible for all costs incurred by the Landlord (including, without limitation, fees of architects, engineers and designers) incurred in dealing with Tenant’s request for Landlord’s consent to any Alterations, whether or not such consent is granted, and in inspecting and supervising any such Alterations. Such costs shall be paid by the Tenant to the Landlord within thirty (30) days following the Tenant’s receipt of an invoice for such costs.

(d) The Tenant shall obtain and pay for all required building and occupancy permits in respect of the Alterations. The Tenant may not commence any Alterations until it has provided the Landlord with copies of all required building permits.

(e) The Tenant shall, at its own cost and expense, take out or cause to be taken out any additional insurance coverage reasonably required by the Landlord to protect the respective interests of the Landlord and the Tenant during all periods when any Alterations are being performed.

(f) Any and all Leasehold Improvements, excluding the Tenant’s business and trade fixtures in or upon the Premises, whether placed there by the Tenant or the Landlord or a previous occupant of the Premises, shall, immediately upon such placement, become and shall thereafter remain the property of the Landlord without compensation therefor to the Tenant.

(g) Any Alterations made by the Tenant without the prior written consent of the Landlord or which are not in accordance with the drawings and specifications approved by the Landlord shall, if requested by the Landlord, be promptly removed by the Tenant at its expense and the Premises restored to their previous condition.

(h) Upon completion of any Alterations, the Tenant shall provide to the Landlord as-built drawings for the Premises and shall secure all applicable statutory declarations and certificates of inspection, approval and occupancy and provide evidence of same to the Landlord.

(i) Notwithstanding any consents granted by the Landlord to any proposed Alterations, such consents relate only to the general acceptability of the proposed Alterations and that by giving such consents, the Landlord shall not be deemed to have any direct or indirect interest, responsibility or liability with respect to such Alterations or the design, installation or maintenance of same or for the payment of same, all of which shall be the sole responsibility of the Tenant.

(j) Notwithstanding anything to the contrary contained in this Section, the Tenant shall have the right, without the need to first obtain the Landlord’s prior consent or approval, to install, repair or remove Leasehold Improvements in and to the Building or make any Alterations, provided that such interior repairs or replacements shall not: (A) require changes to the Structure; and (B) cost in excess of two hundred thousand dollars ($200,000) per Lease Year, and further provided that the Tenant otherwise complies with the terms of Sections 6.6(b)(i), (iii), (iv) and (v), (d) and (f).

6.7	REMOVAL OF ALTERATIONS

Upon the expiration or earlier termination of this Lease, the Tenant shall:

(a)	remove such of the Alterations, and such computer and telephone cabling in the Building, as the Landlord advises the Tenant in writing (either before or after the expiration of the Term) that it requires to be removed; and

(b)	remove from the Premises all exterior and interior signs which the Tenant erected or had erected,

all such items being removed being called a “Removable Item” or “Removable Items”. Despite the foregoing, the Tenant is not required to remove any Removable Item if doing would contravene the terms of the Ground Lease. The Tenant shall, in the case of every removal of a Removable Item, either during or at the end of the Term, make good any damage caused to the Premises by the installation and removal of any Removable Item, reasonable wear and tear excepted, all at the Tenant’s sole cost and expense. The Tenant shall also, if required by the Landlord, restore the Premises to the condition in which it existed prior to the installation of the Alterations, reasonable wear and tear excepted, that the Landlord has required the Tenant to remove, including the restoration of such standard fixtures as may have been installed by the Landlord and which were removed or altered by the Tenant.

6.8	USE OF PREMISES

The Tenant may use the Premises for any lawful purpose that is permitted by the applicable zoning by-laws, provided the Tenant shall not, at any time during the Term or any renewal thereof, commit or suffer to be committed any waste upon the Premises.

6.9	SIGNS

(a) The Landlord confirms that the Tenant’s signage on the Building on the Commencement Date is acceptable to the Landlord.

(b) The Tenant shall be permitted to install, affix or exhibit upon any part of the Premises and the Building any Signs, provided such Signs comply at all times with the requirements of any lawful Authority having jurisdiction over the same and provided that the Tenant obtains the Landlord’s prior written consent to the installation of such Signs. If any Sign no longer complies with the terms of the requirements of any lawful Authority having jurisdiction over the same, then the Tenant shall remove same at its sole cost and expense within 30 days following the date that such Sign ceases to so comply.

6.10	OVERLOADING

The Tenant shall not place in the Building any heavy machinery or equipment which would exceed the floor load capacity of the Building. If damage is caused to the Building or to the Land by the act, neglect, fault, want of skill, or misuse of or by the Tenant or its agents, employees, contractors or others for whom it is in law responsible, the Tenant shall repair the damage.

6.11	ENVIRONMENTAL CONTAMINANTS

(a) The Tenant shall use the Premises only in compliance with all Environmental Laws.

(b) The Tenant shall promptly provide to the Landlord a copy of any environmental site investigation, assessment, audit or report relating to the Premises, conducted by or for the Tenant at any time.

(c) The Tenant shall promptly provide to the Landlord on reasonable request such written authorisations as the Landlord may reasonably require from time to time to make inquiries of any Authorities regarding the Tenant’s compliance with Environmental Laws.

(d) On the expiry or earlier termination of this Lease, the Tenant shall remediate any contamination of the Premises resulting from Environmental Contaminants brought onto, used or released from the Premises during the Term, unless caused by the Landlord or the Landlord’s Representatives. The Landlord shall provide the Tenant with any required access to the Premises so that the Tenant may perform these obligations promptly at its own cost and in accordance with Environmental Laws. The Tenant shall provide to the Landlord full information with respect to any remedial work performed pursuant to this Section and shall comply with the Landlord’s reasonable requirements with respect to such work. The Tenant shall use a qualified environmental consultant to perform any required remediation. The Tenant shall, at its own cost, obtain such approvals and certificates in respect of the remediation as are required under Environmental Laws to evidence completion of the remediation satisfactory to the applicable governmental authority having jurisdiction in connection with the relevant Environmental Laws. All such Environmental Contaminants shall remain the property of the Tenant, notwithstanding any rule of law or other provision of this Lease to the contrary and notwithstanding the degree of their affixation to the Premises.

(e) The Tenant shall indemnify the Landlord and its directors, officers, shareholders, employees, agents, successors and assigns, from any and all Claims suffered or incurred by any of them (including, without limitation, the cost of remediation of the Premises and any adjacent properties) arising from or in connection with any breach of or non-compliance with the provisions of this Section 6.11 by the Tenant.

(f) The obligation of the Tenant to undertake clean-ups, to make repairs, obtain approvals and certificates, or otherwise comply with the obligations under this Section 6.11 shall survive the expiry or earlier termination of this Lease.

6.12	ABATE NUISANCE

Upon written notice to the Tenant from the Landlord or from any lawful authority having jurisdiction requiring the abatement of any unlawful nuisance caused by unlawful vibration, noise or smell or by any unlawful emission of smoke, vapour or dust caused by the Tenant, the Tenant shall forthwith abate such nuisance accordingly.

6.13	ASSIGNMENT AND SUBLETTING

(a) Subject to Section 6.13(b), Tenant may not effect a Transfer without the prior written consent of the Landlord in each instance, which consent will not be unreasonably or arbitrarily withheld and the decision as to whether or not such consent will be given will not be unreasonably delayed. The consent by the Landlord to any Transfer to a Transferee, if granted, shall not constitute a waiver of the necessity for such consent to any subsequent Transfer. This prohibition against a Transfer is to be construed so as to include a prohibition against any Transfer by operation of law. No Transfer shall take place by reason of a failure by the Landlord to reply to a request by the Tenant for consent to a Transfer.

(b) Despite Section 6.13(a), the Tenant may assign this Lease or sublet or license the whole or any part of the Premises:

(i)	to an Affiliate of the Tenant, in which case the Tenant shall continue to be liable to the Landlord for payment of all amounts payable by the Tenant to the Landlord under this Lease;

(ii)	to a successor of the Tenant by amalgamation or merger with an Affiliate of the Tenant or other corporate reorganization, in which case the Tenant shall continue to be liable to the Landlord for payment of all amounts payable by the Tenant to the Landlord under this Lease; or

(iii)	in the case of an assignment or subletting, to a Tenant’s Lender as security for a bona fide borrowing by the Tenant (which may include a mortgage of this Lease),

(such Persons being called a “Permitted Transferee”) without the Landlord’s consent (a “Permitted Transfer”), provided that:

(iv)	prior to the date of the Permitted Transfer:

(A)	the Tenant provides the following to the Landlord:

(I)	written notice of its intention to effect a Permitted Transfer and the name of the Permitted Transferee to whom the Permitted Transfer is to be made;

(II)	evidence reasonably satisfactory to the Landlord that the Permitted Transferee qualifies as being a Permitted Transferee; and

(III)	a copy of the document giving effect to the Permitted Transfer;

(B)	if requested by the Landlord, the Tenant and the Permitted Transferee execute an agreement with the Landlord in which the Permitted Transferee agrees to be bound by all of the Tenant’s Covenants insofar as they relate to the portion of the Premises which is the subject-matter of the Permitted Transfer (but no Permitted Transferee has to covenant with the Landlord to pay the Rent unless the Permitted Transferee is an assignee) as if such Permitted Transferee had originally executed this Lease as tenant. If, however, the Permitted Transferee is a Lender, the Lender will have no obligation to observe or perform the Tenant’s Covenants until such time as the Lender realizes upon its security over the Lease, whereupon the Lender shall then be responsible for the observance performance of the Tenant’s Covenant as if such Permitted Transferee had originally executed this Lease as tenant and for rectifying all defaults of the Tenant under this Lease and which are capable of being rectified by a third party; and

(C)	the Tenant pays the Landlord for all reasonable legal expenses incurred by the Landlord in dealing with the Permitted Transfer;

(v)	the Tenant is not in default of any of the Tenant’s Covenants in respect of which the Landlord has given the Tenant written notice and the Tenant is not diligently proceeding to rectify the default specified in such written notice;

(vi)	there is not an outstanding Event of Default;

(vii)	the provisions of Sections 6.13(e), 6.13(g), 6.13(h)(ii), 6.13(j) and 6.13(l) apply; and

(viii)	the Permitted Transferee retains at all time the characteristic that made it a Permitted Transferee at the time of the Permitted Transfer. Upon the Permitted Transferee losing such characteristic, the Tenant shall be deemed to be in default of its obligations in Section 6.13, unless it complies with the provisions of this Section 6.13 (other than this Section 6.13(b)).

(c) Notwithstanding the fact that the Landlord may not unreasonably withhold its consent to a Transfer, the Landlord will be considered to be reasonably withholding its consent if its reason or reasons for doing so is or are based upon all or any of the following factors:

(i)	any applicable factor which a court of law in the Province of Alberta would consider to be reasonable for a landlord of a commercial property of a similar nature and circumstance;

(ii)	the Tenant is in default of any of the Tenant’s Covenants in respect of which the Landlord has given the Tenant written notice and the Tenant is not diligently proceeding to rectify the default specified in such written notice;

(iii)	there is an outstanding Event of Default;

(iv)	a proposed change in the use of the Premises to other than the Permitted Uses;

(v)	the Transferee not having, in the Landlord’s opinion, a satisfactory financial covenant.

(d) If the Tenant intends to effect a Transfer, in whole or in part, the Tenant shall provide the Landlord with prior written notice of its intention to effect a Transfer, which written notice shall set out the name of the proposed Transferee and its principals and be accompanied by such information regarding the proposed Transferee as the Landlord may reasonably require in order to determine whether or not to consent to the proposed Transfer, including, without limitation, information concerning the principals of the Transferee, a detailed breakdown of the proposed Transferee’s, and its principals’, prior business experience, complete credit, financial and business information regarding the proposed Transferee and its principals and a copy of all documents and agreements relating to the proposed Transfer. The Landlord will, within fifteen (15) days after having received such written notice and all such necessary information, notify the Tenant in writing either that it consents (subject to the Tenant complying with all of the provisions of this Section on its part to be complied with) or does not consent to the Transfer.

(e) If there is a Transfer of this Lease, the Landlord may collect Rent from the Transferee and apply the net amount collected to the Rent required to be paid pursuant to this Lease, but no acceptance by the Landlord of any payments by a Transferee shall be deemed a waiver of the obligation to obtain the Landlord’s consent to a Transfer, or the acceptance of the Transferee as tenant, or a release of the Tenant from the further performance by the Tenant of the Tenant’s Covenants.

(f) Any document evidencing an assignment shall be prepared by the Landlord or its solicitors. Any document evidencing the Landlord’s consent to a Transfer shall be prepared by the Landlord or its solicitors.

(g) All reasonable legal and expenses incurred by the Landlord with respect to a request by the Tenant for the Landlord’s consent to a proposed Transfer will be promptly paid by the Tenant to the Landlord, and, in any event, prior to the Landlord giving its consent. For clarity, such costs shall be paid by the Tenant whether or not the Landlord consents to the proposed Transfer if requested by the Landlord.

(h) Every Transfer shall be conditional upon the Tenant and the Transferee executing an agreement with the Landlord providing for the following:

(i)	the Transferee’s agreement to be bound by all of the Tenant’s Covenants by all of the Tenant’s Covenants insofar as they relate to the portion of the Premises which is the subject-matter of the Permitted Transfer (but no Permitted Transferee has to covenant with the Landlord to pay the Rent unless the Permitted Transferee is an assignee) as if such Permitted Transferee had originally executed this Lease as tenant; and

(ii)	if the Transferee is not an assignee, the Transferee’s agreement that, at the Landlord’s option, all of the Transferee’s right, title and interest in and to the Premises absolutely terminates upon the surrender, release, disclaimer or merger of this Lease, despite the provisions of any Laws to the contrary.

(i) If, as a result of any Transfer, the Tenant is entitled, directly or indirectly, as a result of such Transfer to receive a rent, payment, fee or any other consideration, in the form of cash, negotiable instrument, goods, services or in other form whatsoever, which is greater than the Basic Rent payable hereunder to the Landlord, then the Tenant shall pay one-half of any such excess to the Landlord forthwith within 10 days after receipt thereof by the Tenant from time to time. The Tenant shall immediately make available to the Landlord upon reasonable request, all of the Tenant’s books, records and documentation so as to enable the Landlord to verify the receipt or the amount of any such excess.

(j) If this Lease is disclaimed or terminated by any trustee in bankruptcy of any Transferee or by the Transferee in accordance with its rights under the Bankruptcy and Insolvency Act (Canada) or the Companies Creditors Arrangement Act (Canada), the Tenant shall not be released from its obligations under this Lease, as amended by the document affecting the Transfer, and the Tenant shall, from the date of such disclaimer or termination, continuously, actively and diligently carry on business in the Premises pursuant to the terms of this Lease for the balance of the Term. The Tenant’s obligations under this section shall survive any such disclaimer or termination.

(k) The Tenant agrees that the Landlord shall have no liability for any losses, damages (direct, indirect, consequential, economic or otherwise), costs or expenses incurred by the Tenant as a result of the Landlord unreasonably withholding its consent to any Transfer. The Tenant further acknowledges and agrees that the Tenant’s only remedy in respect of the Landlord unreasonably withholding its consent to a proposed Transfer shall be to bring an application to the courts for a declaration that such Transfer should be allowed.

(l) Regardless of any Transfer permitted or consented to by the Landlord, the Tenant shall not be released from its obligation to observe and perform all of the Tenant’s Covenants and the Tenant and the Transferee shall be jointly and severally liable for the performance of the Tenant’s Covenants.

(m) The Landlord acknowledges that the following lease agreement and service provider agreement (together the “Current Agreements”) are currently in effect in the Building:

(i)	Lease Agreement dated June 1, 2008 between Smart Technologies ULC, as landlord and Kids & Company Ltd. (“Kids & Co.”), as tenant, with a term of five (5) years commencing on January 1, 2009 and expiring on December 31, 2014, subject to an extension term expiring on December 31, 2019.; and

(ii)	Food Services Management Agreement between SMART Technologies ULC and Fresh Selects Enterprises Inc. (“Fresh”), as service provider, dated September 26, 2008.

The Landlord acknowledges and agrees that the Current Agreements shall remain in force and effect during the respective terms and renewals or extensions thereof set out therein, shall not be assigned to the Landlord and that the Tenant shall be permitted to agree to any amendments to such Current Agreements directly with Kids & Co. and Fresh, without the consent of the Landlord, provided any such amendments are not contradictory to the terms of this Lease.

6.14	CORPORATE OWNERSHIP

(a) Subject to Section 6.14(c), if the Tenant is a corporation, or if the Landlord consents to an assignment of this Lease to a corporation, any transfer or issue by sale, assignment, bequest, inheritance, operation of law or other disposition, or by subscription, from time to time of all or any part of the corporate shares of the Tenant or of any direct or indirect parent corporation of the Tenant which results in any change in the present effective voting control of the Tenant by the Person holding such voting control at the date of execution of this Lease (or at the date an assignment of this Lease to a corporation is permitted) will be deemed a Transfer and the provisions of Section 6.13 will apply, mutatis mutandis, to the fullest extent possible even though there will not be a Transferee.

(b) If the Tenant does not acquire the prior written consent of the Landlord as required by Section 6.14(a), then without limiting any of the Landlord’s rights and remedies against the Tenant, the Landlord may terminate this Lease upon 5 days’ written notice to the Tenant given up to 60 days after the date the Landlord becomes aware of the change of change of control contemplated by Section 6.14(a). The Tenant shall make available to the Landlord, or its lawful representatives, all corporate books and records of the Tenant for inspection at all reasonable times, in order to ascertain whether there has been any change in control.

(c) The preceding provisions of this Section 6.14(a) do not, however, apply to the Tenant if at such time:

(i)	the Tenant is a public corporation whose shares are traded and listed on any recognized stock exchange in Canada or in the United States; or

(ii)	the Tenant is a private corporation but is controlled by a public corporation defined as aforesaid.

6.15	NO ADVERTISING OF THE PREMISES

The Tenant shall not print, publish, post, display or broadcast any notice or advertisement to the effect that the Premises are for lease or for sale or otherwise advertise the proposed sale or lease of the whole or any part of the Premises and shall not permit any broker or other party to do any of the foregoing, unless the complete text and format of any such notice, advertisement or offer is first approved in writing by the Landlord. Without in any way restricting or limiting the Landlord’s right to refuse any text or format on other grounds, no text proposed by the Tenant shall contain any reference to the rental rate of the Premises.

6.16	EASEMENTS

The Tenant shall not, without the prior written consent of the Landlord, permit any encroachment, right of way, easement, licence or other encumbrance to be made or acquired into, against or upon the Building or the Land or any part thereof. The Landlord’s consent shall not be unreasonably withheld or delayed.

6.17	LIENS

The Tenant shall use commercially reasonable efforts to ensure that no claim of lien shall be filed in respect of any work which may be carried out by it or on its behalf on the Premises and, if a claim of lien shall be filed in respect of any such work, the Tenant shall take all necessary steps to have the claim of lien cancelled and discharged from the title to the Land within thirty (30) days of the date the Tenant has knowledge of such filing and the Tenant shall indemnify and save harmless the Landlord from any and all loss, cost, expense, damage and liability in respect of such claim of lien. If the Tenant fails to effect any such discharge within such thirty (30) day period, the Landlord, in addition to any right or remedy, may discharge any claim of lien from the Land by paying the amount claimed to be due or by producing a discharge of such liens in each case by deposit in the appropriate court. In any such event the Tenant shall forthwith pay to and reimburse the Landlord for all money reasonably expended by the Landlord and all reasonable costs and expenses incurred by the Landlord.

6.18	EXHIBIT PREMISES

(a) The Landlord shall have the right to exhibit the Premises upon two (2) Business Days’ prior written notice to:

(i)	prospective tenants or, if applicable, subtenants (and their duly appointed agents), during the six (6) month period prior to the Expiry Date of the Term, unless there is an Event of Default by the Tenant, in which case, at any time; and

(ii)	the Landlord’s Mortgagees, prospective mortgagees, any prospective purchaser of the whole or any part of the Landlord’s interest in the Premises, the Landlord’s insurers, or potential insurers, the Landlord’s risk managers and such other Persons as the Landlord reasonably determines (and their duly appointed agents);

and for such purposes the Landlord shall have the right of entry to the Premises at any reasonable time, but without interfering with the Tenant’s business operations, and the Tenant, at its option, may have an employee or representative present at the time of such entry.

(b) In respect of any matters referred to in this Lease whereby the Landlord shall have access to the Premises, and in carrying out any such rights, the Landlord shall give reasonable Notice to the Tenant prior to such entry (other than in the case of an emergency or security risk or apprehended emergency or security risk in which event no prior notice shall be required but the Landlord should give prompt Notice of such entry) provided that such access to the Premises by the Landlord shall be on the basis that the Landlord shall be accompanied by a representative of the Tenant at all times to the extent practicable, but, for clarity, if the Tenant fails to provide a representative, the Landlord may still have access to the Premises.

6.19	REGISTRATION OF LEASE

The Tenant may, at its cost, register this Lease or a notice thereof against the title or leasehold title to the Land and the Landlord shall execute such further documentation as may be necessary to this end, provided same is acceptable to the Landlord, acting reasonably. The Tenant’s Lender may, at its cost, register a mortgage or other security instrument against the form of lease registered against the title or leasehold title to the Land and the Landlord shall execute such further documentation as may be reasonably necessary to such end, provided same is acceptable to the Landlord, acting reasonably. Such documentation shall be subject to the Landlord’s approval, such approval to be obtained prior to the relevant documentation being registered on title to the Lands. The Tenant shall, at its sole cost and expense, discharge any documentation which it registers on title to the Lands within thirty days (30) days following the expiration or earlier termination of this Lease, failing which the Landlord (or its lawyers) may do so and the Tenant hereby:

(a)	consents to the Landlord and the Landlord’s lawyers signing those documents necessary to discharge such documentation (and, in the case of the Landlord’s lawyers, making all legal statements which are required to be made in order to obtain such discharge);

(b)	releases all Claims which it may have against the Landlord and the Landlord’s lawyers for discharging such documentation in accordance with the provisions of this section; and

(c)	agrees to reimburse the Landlord for all reasonable costs incurred by the Landlord in discharging such documentation, same to be paid by the Tenant to the Landlord within 30 days following the Tenant’s receipt of an invoice from the Landlord.

6.20	COMPLIANCE WITH LAWS

The Tenant shall, at its sole cost, do, observe and perform all of its obligations and all matters and things necessary or expedient to be done, observed or performed by the Tenant by virtue of any Laws or lawful requirements of any Authority or any public utility or railway company lawfully acting under statutory authority and all demands and notices in pursuance thereof whether given to the Tenant or the Landlord and in any manner or degree affecting the exercise or fulfillment of any right or obligation arising under or as a result of this Lease and affecting the Premises, the use of the Premises by the Tenant or the conduct of any business in the Premises or the making of any repairs, replacements, alterations, additions, changes, substitutions or improvements of or to the Premises (other than the Structure). If any such demand or notice is given lawfully requiring the execution of replacements, alterations, additions, changes, substitutions or improvements of or to the Premises (other than the Structure), then:

(a)	if such notice is given to the Tenant, the Tenant shall promptly deliver the same or a true copy thereof to the Landlord and the Tenant shall promptly, at its own expense, execute to the satisfaction of the Landlord and the person giving such notice all such work as the Landlord may approve in writing in order to comply with the requirements of the said notice; or

(b)	if such notice is given to the Landlord, the Landlord shall notify the Tenant and thereupon the Tenant shall, at its own expense, promptly execute to the satisfaction of the Landlord and the person giving such notice all such works as the Landlord and the Person giving such notice may require in order to comply with the requirements of the said notice.

6.21	PROVIDE FINANCIAL INFORMATION

Whenever any of the Landlord’s actual or potential Mortgagees, in connection with any financing of the Land or the Building or any part thereof, or any actual or potential purchaser of the Landlord or the Landlord’s interest in the Premises (a “Purchaser”), requires information relating to the financial position of the Tenant, then the Tenant, within five (5) Business Days after receipt by it of a notice in writing from the Landlord requesting such information, shall furnish directly to such Mortgagee or Purchaser copies of the then existing financial statements of the Tenant (or consolidated financials of its parent company, as applicable) and the Indemnifier certified by the Tenant and the Indemnifier, respectively, including balance sheet and statements of profit and loss and surplus or deficit, in respect of each of the 3 years immediately preceding the year in which such notice is given, if Tenant was in existence for such period. All such information shall be used by such Mortgagees in connection with such financing only and by such Purchaser in connection with deciding whether or not to proceed with such purchaser, and shall be supplied to such Mortgagees or Purchaser, as the case may be, on the condition that the information be treated on a confidential basis and then only after such Mortgagee or Purchaser, as the case may be, has signed a reasonable form of confidentiality agreement.

6.22	SUBORDINATION AND NON-DISTURBANCE

(a) This Lease is and shall be subject, subordinate and postponed to all Landlord’s Mortgages to the intent that, without execution of any document other than this Lease, the Landlord’s Mortgages shall have priority over this Lease notwithstanding the respective dates of execution, delivery or registration thereof, provided the Landlord’s Mortgagee and any other mortgagee seeking priority over this Lease from time to time, shall provide the Tenant and the Tenant’s Lender with a non-disturbance agreement, in a form acceptable to the Landlord’s Mortgagee, the Tenant and the Tenant’s Lender, each acting reasonably, permitting the Tenant, or the Tenant’s Lender acquiring title to the Tenant’s interest in the Premises, to continue in quiet possession of the Premises in accordance with the terms of this Lease, notwithstanding any default by the Landlord under any Landlord’s Mortgage. Promptly upon execution of this Lease by the Tenant in respect of any Landlord’s Mortgages then registered against the title of the Land, the Landlord shall deliver to the Tenant from the Landlord’s Mortgagees an acknowledgement in writing addressed to the Tenant, whereby each such Landlord’s Mortgagee acknowledges that, in the event of any such Landlord’s Mortgagee realizing upon the security, it will not disturb the Tenant and will permit the Tenant to remain in possession under this Lease in accordance with its terms so long as there is not then a default by the Tenant.

(b) Without limiting the generality of the foregoing, the Tenant agrees to execute, within fifteen (15) days following the written request of the Landlord or a Landlord’s Mortgagee, any document in confirmation of such subordination, postponement and priority which the Landlord may reasonably request, provided that the Tenant receives a non-disturbance agreement of the type described in Section 6.22(a) from the relevant Landlord’s Mortgagee.

6.23	ATTORNMENT

Whenever required by any of the Landlord’s Mortgagees under any of the Landlord’s Mortgages, or in the event of an exercise by any of the Landlord’s Mortgagees of the power of sale in any of the Landlord’s Mortgages or its right of foreclosure, the Tenant shall attorn to and become, in each case, a tenant of such Landlord’s Mortgagee or any purchaser from such Landlord’s Mortgagee for the then unexpired residue of the Term upon all of the terms and conditions hereof, provided that the Tenant’s use and occupation of the Premises are not disturbed and further provided that the Landlord’s Mortgagee or such purchaser recognizes the Tenant as the tenant under this Lease. The Tenant shall execute promptly such documentation required to carry out the intent of this Section 6.23.

6.24	ESTOPPEL CERTIFICATE

The Landlord or Tenant shall at any time and from time to time upon ten (10) Business Days’ prior notice from the other execute and deliver to the requesting party and such other addressees as reasonably requested by such requesting party, a statement in writing confirming the terms of this Lease, certifying:

(a)	that this Lease is unmodified and in full force and effect (or, if modified, stating the modifications and that the same is in full force and effect as modified);

(b)	the amount of the Rent then being paid hereunder;

(c)	the dates to which the Rent and other charges hereunder have been paid;

(d)	whether, to the knowledge of the party providing such certificate, the parties have complied with all the terms of this Lease (but, in the case of the Landlord, the Landlord will be under no obligation to carry out any inspection of the Premises in connection with the provision of such statement and may state in such certificate that it has not done so);

(e)	whether there are any outstanding set-offs or equities disclosed or undisclosed as between the Landlord and the Tenant;

(f)	whether any money other than a maximum of one month’s Rent in accordance with the provisions of the Lease has been prepaid by the Tenant to the Landlord; and

(g)	any other reasonable particulars regarding this Lease and/or the Premises that the requesting party may require.

6.25	INDEMNIFY LANDLORD

Subject to Section 6.2(g), the Tenant shall indemnify the Landlord and save it harmless from and against any and all Claims in connection with:

(a)	all Claims of the Tenant and Persons permitted by it to be on the Premises by reason of the suspension, non-operation, or failure for any period of time of any Utilities, heating, ventilating, air-conditioning or humidity control, except to the extent arising as a result of the negligence of the Landlord or the Landlord's Representatives;

(b)	the failure of the Tenant to observe and perform any of the Tenant’s Covenants;

(c)	the occupancy or use by the Tenant of the Premises, including, without limitation, the conduct and operation by the Tenant of its business on the Premises;

(d)	any Environmental Contaminant being brought into, produced or maintained in, or discharged from, the Premises during the Term, unless the Landlord or the Landlord’s Representatives are responsible for such Environmental Contaminant being on the Premises; and/or

(e)	any occurrence on the Premises however caused, except to the extent caused by the Landlord or any of the Landlord’s Representatives.

If the Landlord, without actual fault on its part, is made a party to any litigation commenced by or against the Tenant, the Tenant shall protect and hold the Landlord harmless and shall pay all costs and expenses, including all legal expenses, incurred or paid by the Landlord in connection therewith.

6.26	DEPOSIT

(a) The Tenant shall provide the Landlord with a security deposit in the amount of $450,000.00 (the “Deposit”) contemporaneously with the Tenant’s execution of this Lease. Such obligation may be satisfied by the Tenant providing to the Landlord an irrevocable letter of credit (the “Letter of Credit”) which must:

(i)	be issued by a Canadian chartered bank or other financial institution acceptable to the Landlord (the “Issuing Institution”);

(ii)	be in the amount of the Deposit;

(iii)	be in a form acceptable to the Landlord; and

(iv)	be for a term of 1 year with automatic renewals or extensions for successive periods of 1 year.

(b) The Landlord will hold the Deposit to secure the fulfilment of all of the Tenant’s Covenants (including, without limitation, the payment of all amounts payable by the Tenant under this Lease) and all damages and losses which the Landlord may suffer or incur as a result of this Lease being terminated by the Landlord or disclaimed in any bankruptcy or insolvency proceedings relating to the Tenant or any assignee of the Tenant, including, without limitation, all amounts which would have been payable under this Lease but for such termination or disclaimer. Without limiting the generality of the foregoing, the Deposit shall secure and may, at the Landlord’s option, be applied on account of any one or more of the following:

(i)	unpaid Rent, including, without limitation, any amount which would have become payable under this Lease to the date of the expiry of this Lease had this Lease not been terminated or disclaimed in any bankruptcy or insolvency proceedings;

(ii)	the prompt and complete performance of all of the Tenant’s Covenants in addition to the payment of Rent;

(iii)	the indemnification of the Landlord for any losses, costs or damages incurred by the Landlord arising out of any failure by the Tenant to observe and perform any of the Tenant’s Covenants;

(iv)	the performance of any obligation which the Tenant would have been obligated to perform to the date of the expiry of this Lease had this Lease not been terminated or disclaimed in any bankruptcy or insolvency proceedings; and

(v)	the losses or damages suffered by the Landlord as a result of the termination of this Lease or the disclaimer of this Lease in any bankruptcy or insolvency proceedings.

Upon the Tenant failing to observe or perform any of the Tenant’s Covenant or upon the occurrence of an Event of Default, the Landlord may, in addition to any other rights and remedies provided for in this Lease or by law, appropriate and apply the entire Deposit, or so much thereof as the Landlord in its sole and absolute discretion deems necessary to compensate the Landlord for the matters described in Sections 6.26(b)(i) to 6.26(b)(v).

(c) The Landlord may draw on the Letter of Credit by delivering to the Issuing Institution a written demand for the amount being drawn by the Landlord, together with a certificate signed by an officer of the Landlord stating that the Landlord is entitled to draw the amount stated in the said written demand (an “Entitlement Certificate”).

(d) The entire amount of the Letter of Credit is payable to the Landlord upon:

(i)	the bankruptcy of the Tenant, notwithstanding any disclaimer of this Lease by a trustee in bankruptcy;

(ii)	the Tenant taking the benefit of any statute for bankrupt or insolvent debtors or making any proposal, assignment or arrangement with its creditors; or

(iii)	the Tenant electing to terminate this Lease in connection with a proposal made by the Tenant under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) or any other statute allowing the Tenant to terminate this Lease, as liquidated damages representing the parties genuine pre-estimate of the minimum amount of damages which the Landlord is deemed to have suffered as a result of the occurrence of any of the foregoing events. Upon the occurrence of any of the foregoing events, the Landlord may draw upon the entire Letter of Credit by delivering to the Issuing Institution a written demand for the entire amount of the Letter of Credit together with an Entitlement Certificate.

(e) The entire amount of the Letter of Credit is payable to the Landlord (and will be held by the Landlord on the terms contained in this section) if the Landlord is advised by the Issuing Institution that it is electing not to extend or renew the Letter Credit and the Landlord is entitled to have a Deposit, unless the Tenant provides the Landlord with a replacement letter of credit in a form acceptable to the Landlord at least 15 days prior to the expiry of the Letter of Credit. Upon the Landlord being so advised and the Tenant failing to provide the Landlord with such a replacement letter of credit within the time specified above, the Landlord may draw upon the entire amount of the Letter of Credit by delivering to the Issuing Institution a written demand for the entire amount of the Letter of Credit together with an Entitlement Certificate. The Landlord shall then hold the amount so drawn as the Deposit. If the Landlord has drawn down on the Letter of Credit pursuant to this Section 6.26(e) and the Tenant subsequently delivers a new irrevocable letter of credit from an Issuing Institution in a form acceptable to the Landlord and in an amount equal to the amount so drawn by the Landlord, then the Landlord shall return to the Tenant the amount so drawn within 10 Business Days following the Landlord’s receipt of such new letter of credit.

(f) If the Landlord draws upon the Deposit (except in accordance with Section 6.26(e)), the Tenant shall, within 10 days following written demand being made by the Landlord, provide the Landlord with:

(i)	if the Landlord has drawn upon the Letter of Credit, a new irrevocable letter of credit in the same form as the original Letter of Credit and in an amount such that the undrawn amount of all of the letters of credit provided by the Tenant to the Landlord equals the sum of the original Letter of Credit and the Landlord shall hold such new letter of credit upon the same terms as the original Letter of Credit; and/or

(ii)	if the Landlord has drawn upon any cash portion of the Deposit being held by the Landlord, the Tenant shall upon notification by the Landlord pay to the Landlord the amount required to reimburse it for the amount so applied.

(g) If the Landlord has not drawn upon the Deposit in accordance with this section during the first 5 years of the Term, then the provisions of this Section 6.26 will cease to have effect, except that the Landlord shall, within 10 Business Days following the fifth anniversary of the Commencement Date, return the Deposit to the Tenant.

(h) If section 6.26(g) is not applicable, then within 60 days following the expiration of this Lease, the Landlord shall refund to the Tenant any unused portion of the Deposit.

(i) The Landlord will be discharged from any liability to the Tenant with respect to the Deposit if it is transferred to any purchaser of the Landlord’s interest in the Premises or Lease. The Tenant is responsible for any fees charged by the Issuing Institution in connection with any such transfer.

(j) The Landlord is not required to pay interest to the Tenant on any part of the Deposit.

(k) The provisions of this section shall be deemed to be a separate agreement distinct and independent of this Lease and which shall survive the termination of this Lease or the disclaimer of this Lease in any bankruptcy or insolvency proceedings. Accordingly, the rights of the Landlord under this section shall continue in full force and effect and shall not be waived, released, discharged, impaired or affected by reason of the termination of this Lease by the Landlord or the disclaimer of this Lease in any bankruptcy or insolvency proceedings.

(l) This Section 6.26 is deemed to be a separate agreement distinct and independent of this Lease and which will survive the termination of this Lease or the disclaimer of this Lease in any bankruptcy or insolvency proceedings. Accordingly, the rights of the Landlord under this Section 6.26 will continue in full force and effect and will not be waived, released, discharged, impaired or affected by reason of the termination of this Lease or by the disclaimer of this Lease in any bankruptcy or insolvency proceedings.

7.	LANDLORD’S COVENANTS

The Landlord covenants with the Tenant as follows:

7.1	QUIET ENJOYMENT

The Landlord covenants with the Tenant that provided the Tenant pays the Rent hereby reserved and is not in default beyond any applicable cure periods pursuant to this Lease, the Tenant shall and may peaceably possess and enjoy the Premises for the Term hereby granted, without interruption or disturbance from the Landlord, or any Person or Persons lawfully claiming by, from or under it. For clarity, the exercise by the Landlord of its rights hereunder or at law will not constitute a breach of this Section.

7.2	LANDLORD REPAIR

(a) The Landlord covenants with the Tenant to maintain and repair the Structure as would a prudent owner of a similar building, subject to Section 8.7 and except for normal wear and tear. The Landlord will be responsible for the costs of such maintenance and repairs unless such maintenance or repair is required due to the act or omission or negligence of the Tenant or the Tenant’s Representatives, in which case the Tenant shall, subject to Section 6.2(g), pay such costs to the Landlord within 30 days following the date that the Landlord provides the Tenant with an invoice for such amount.

(b) If the Landlord shall at any time default in the performance or observance of any of the covenants in Section 7.2(a) and fails to commence to complete the necessary maintenance or repairs within 30 days following receipt of a written notice from the Tenant specifying the maintenance or repairs which the Landlord is in default of making (the “Notice Repairs”), or thereafter fails to diligently proceed to make the Notice Repairs, then the Tenant and the Tenant’s Representatives may, without prejudice to the Tenant’s other rights, make the Notice Repairs. The Tenant shall act as a reasonably prudent owner in making the Notice Repairs. The Landlord shall reimburse the Tenant for the reasonable cost of making the Notice Repairs which it was entitled to make pursuant this Section within 30 days following the date that the Tenant advises the Landlord of such costs and provides the Landlord with copies of paid invoices evidencing such costs and a certificate from the Tenant’s contractor saying that the Notice Repairs have been completed in a good and workmanlike fashion and in compliance with all applicable Laws and that all costs in connection with the Notice Repairs have been paid.

7.3	INDEMNIFY TENANT

Subject to Section 6.2(f), the Landlord shall indemnify and save harmless the Tenant from and against any and all Claims which may be suffered or incurred by the Tenant as a result of:

(a)	the Landlord failing to observe and perform the Landlord’s Covenants; and/or

(b)	in connection with any Injury, loss or damage to property arising from or out of any occurrence upon or at any part of the Premises arising out of wilful act or negligence of the Landlord or the Landlord’s Representatives.

If the Tenant, without actual fault on its part, is made a party to any litigation commenced by or against the Landlord, the Landlord shall protect and hold the Tenant harmless and shall pay all costs and expenses, including all legal expenses, incurred or paid by the Tenant in connection therewith.

7.4	LANDLORD’S SIGNS

The Landlord may at any time during the:

(a)	last 6 months of the Term, place upon the Premises a sign stating that the Premises are “For Lease”;

(b)	Term, place upon the Premises a sign stating the Premises are “For Sale”.

Such signs shall be of reasonable dimensions and shall be reasonably placed so as not to interfere with the Tenant’s business, and the Tenant shall not remove such signs, or permit same to be removed.

7.5	LANDLORD’S INSURANCE

(a) The Landlord shall effect and maintain during the Term:

(i)	“all-risks” property insurance on the Building and all property owned by the Landlord relative to the Building for an amount not less than replacement cost thereof from time to time (including foundations), against loss or damage by perils or hereafter from time to time embraced by or defined in a standard all-risk insurance policy including but not limited to fire, explosion, impact by air craft or vehicles, lightning, riot, vandalism, malicious acts, smoke, leakage from defective equipment, wind storm, hail, collapse, flood or earthquake;

(ii)	“all-risk” rent and rental value insurance insuring loss of insurable gross profits attributable to the perils insured against by the Landlord pursuant to Section 7.5(a)(i), including loss of the Rent payable under this Lease, for an indemnity period of not less than 12 months;

(iii)	commercial general liability insurance on an occurrence basis covering all authorized employees, subcontractors and agents while working on behalf of the Landlord. Such policy shall contain a limit of not less than $5,000,000.00 per occurrence and in the aggregate; and

(iv)	any other form or forms of insurance as the Landlord may reasonably require from time to time for insurance risks and in amounts against which a prudent landlord of buildings similar to the Building in Calgary would protect itself.

(b) All such insurance policies may contain such deductibles as would be carried by a prudent owner of a similar building having regard to size, age and location (the “Landlord Deductibles”).

(c) The Tenant is responsible for the cost of the Landlord’s insurance, including the cost of the Landlord Deductibles, and the Tenant shall pay such costs within 30 days following receipt of an invoice, from time to time, for such costs. However, the Tenant is not required to pay for any deductible payable in connection with an insurance claim where the occurrence giving rise to such claim is an occurrence for which the Landlord is required to indemnify the Tenant pursuant to section 7.3.

(d) Despite the Landlord’s covenants in Section 7.5(a) and the Tenant’s payment of the costs of the Landlord’s insurance:

(i)	no insurable interest is conferred upon the Tenant under any policies of insurance carried by the Landlord; and

(ii)	the Tenant is not entitled to share in or receive the benefit of any portion of any insurance proceeds received by the Landlord.

The Landlord is not accountable to the Tenant regarding the use of any insurance proceeds arising from any claim. Except for the release given by the Landlord to the Tenant pursuant to Section 6.2(g), if the Tenant wishes to receive indemnity by way of insurance for any property, work or thing whatever, the Tenant shall insure same for its own account and may not look to the Landlord for reimbursement or recovery in the event of loss or damage from any cause, whether or not the Landlord has insured same and recovered therefor.

8.	MUTUAL COVENANTS, AGREEMENTS AND PROVISOS

AND IT IS HEREBY AGREED BY THE LANDLORD AND THE TENANT AS FOLLOWS:

8.1	ACTING REASONABLY

Whenever a party (the “Deciding Party”) is making a determination (including, without limitation, a determination of whether or not to provide its consent or approval where the Deciding Party’s consent or approval is required and whether or not reference is made to the Deciding Party making such determination in its sole discretion, or words of similar intent), opinion, request, approval, designation, calculation, estimate, conversion or allocation under this Lease (collectively, a “Decision”), the Deciding Party shall (unless this Lease specifically provides to the contrary) act reasonably and shall not unreasonably delay its decision on whether or not to give its consent. If the Deciding Party decides that it will not provide its consent or approval when requested to do so, it shall provide the party requesting such consent or approval (the “Requesting Party”) with the reasons for its refusal at the same time as it advises the Requesting Party that it refuses to provide its consent or approval. Even though specific sections of this Lease may specifically require a party to act reasonably or not act unreasonably (or words of similar intent) in making a Decision, the absence of such a specific requirement in other sections of this Lease requiring a party to make a Decision will not negate the provisions of this section or be interpreted as though the provisions of this section do not apply to the making of such Decision.

8.2	APPROVAL IN WRITING

Wherever a parties’ consent is required to be given under this Lease or wherever a party must approve any act or performance by the other party, such consent or approval, as the case may be, will not be effective unless it is in writing.

8.3	DELEGATION OF AUTHORITY

The Landlord’s property manager, and such other persons as may be authorized by the Landlord from time to time, may act on behalf of the Landlord in connection with any matter contemplated by this Lease, including, without limitation, the giving of notices to the Tenant.

8.4	NO WARRANTIES

The parties acknowledge and agree that no representations, warranties, agreements or conditions have been made other than those expressed herein, and that no agreement collateral hereto shall be binding upon either party unless it be made in writing and duly executed on behalf of the such party.

8.5	NO WAIVER

(a) The failure of the Landlord or Tenant to exercise any right or option in connection with any breach or violation of any term, covenant or condition herein contained shall not be deemed to be a waiver or relinquishment of such term, covenant, or condition nor of any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of the Rent or any portion hereunder by the Landlord shall not be deemed to be a waiver of a preceding breach by the Tenant of any term, covenant or condition of this Lease. The acceptance by the Landlord of a part payment of any money required to be paid hereunder shall not constitute waiver or release of the right of the Landlord to payment in full of such money.

(b) No receipt of monies by the Landlord from the Tenant after the termination of this Lease in any lawful manner shall reinstate, continue or extend the Term, or affect any notice previously given to the Tenant or operate as a waiver of the right of the Landlord to enforce the payment of Rent then due or thereafter falling due, or operate as a waiver of the right of the Landlord to recover possession of the Premises by proper suit, action, proceedings or other remedy. After the service of any notice to terminate this Lease and the expiration of any time therein specified or after the commencement of any suit, action, proceeding or other remedy, or after a final order or judgment for possession of the Premises, the Landlord may demand, receive and collect any monies due, or thereafter falling due without in any manner affecting such notice, suit, action, proceeding, order or judgment. Any and all such monies so collected shall be deemed payments on account of the use and occupation of the Premises or at the election of the Landlord on account of the Tenant’s liability hereunder.

8.6	NOTICES

Any notice or other communication required or permitted to be given by this Lease shall be in writing and shall be effectively given if:

(a)	delivered personally;

(b)	sent by prepaid courier service;

(c)	sent by registered mail; or

(d)	sent by fax,

in the case of notice to:

(e)	the Tenant, at the address specified in Section 1.1(i); or

(f)	the Landlord, at the address specified in Section 1.1(j),

or such other addresses as the parties may from time to time advise by notice in writing. Any notice or other communication delivered personally or by prepaid courier service shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day such notice or other communication shall be deemed to have been given and received on the next following Business Day. Any notice or other communication sent by registered mail shall be deemed to have been given and received on the third Business Day following the date of mailing. Any notice or other communication transmitted by fax shall be deemed to have been given and received on the day of its transmission provided that such day is a Business Day and such transmission is completed before 5:00 p.m. (Alberta time) on such day, failing which such notice or other communication shall be deemed to have been given and received on the first Business Day after its transmission. Regardless of the foregoing, if there is a mail stoppage or labour dispute or threatened labour dispute which has affected or could affect normal mail delivery by Canada Post, then no notice or other communication may be delivered by registered mail. If two or more Persons are named as Tenant, such notice or other communication given hereunder shall be sufficiently given if sent in the foregoing manner to any one of such Persons.

8.7	DAMAGE AND DESTRUCTION

(a) If at any time during the Term the Building is damaged or destroyed by fire, lightning or tempest or by other casualty (the date of such damage or destruction being called the “Damage Date”), then the following provisions shall apply:

(i)	if:

(A)	in the opinion of the Landlord’s architect or engineer (the “Landlord’s Expert”) the Building is damaged or destroyed to such a material extent or the damage or destruction is of such a nature that the Building must be or should be totally or partially demolished;

(B)	the damage or destruction is caused by an uninsured peril (being a peril not covered under the insurance to be maintained by the Landlord pursuant to this Lease); or

(C)	if any Mortgagee exercises its rights under its Mortgage to apply all or part of the insurance proceeds received, or receivable, by the Landlord on account of such damage or destruction so that there would not be sufficient insurance proceeds to pay for the estimated cost (as estimated by the Landlord) of the Landlord’s Reconstruction (as defined below), the Landlord may at its option terminate this Lease by giving to the Tenant notice in writing of such termination within 60 days following the Damage Date, in which event this Lease and the Term hereby demised will cease and be at an end as of the Damage Date and the Rent will be apportioned and paid in full to the Damage Date. The Tenant will have a corresponding option to terminate if Section 8.7(a)(i)(B) is applicable, but in the case of Section 8.7(a)(i)(B), only if the peril is one not covered under the insurance to be maintained by the Tenant pursuant to this Lease;

(ii)	if the damage or destruction is such that the Premises are rendered wholly unfit for occupancy or it is impossible or unsafe to use and occupy them, and if in either event, the damage, in the opinion of the Landlord’s Expert cannot be repaired with reasonable diligence within 365 days from the Damage Date, then the Landlord or the Tenant may terminate this Lease by giving to the other notice in writing of such termination within 60 days following the Damage Date, in which event this Lease and the Term hereby demised will cease and be at an end as at the Damage Date and the Rent will be apportioned and paid in full to the Damage Date. If neither party terminates this Lease, the Landlord will do the Landlord’s Reconstruction and the Rent will abate from the Damage Date until the earlier of:

(A)	120 days following the date on which the Landlord has completed the Landlord’s Reconstruction; and

(B)	the date that the Tenant recommences its business operations in the Building,

the “Abatement Period”. The term “Landlord’s Reconstruction” in this Section means the reconstruction or repair of the Structure;

(iii)	if the damage or destruction is such that the Premises are wholly unfit for occupancy or if it is impossible or unsafe to use or occupy it, but if in either event the damage, in the opinion of the Landlord’s Expert, can be repaired with reasonable diligence within 365 days from the Damage Date, the Landlord will do the Landlord’s Reconstruction and, unless the necessary repairs can be completed within 10 days from the Damage Date, the Rent will abate throughout the Abatement Period;

(iv)	if in the opinion of the Landlord the damage or destruction to the Building can be made good, as aforesaid, within 365 days from the Damage Date and the damage or destruction is such that a portion of the Premises is capable of being partially used for the purposes for which it is hereby demised, then the Landlord will do the Landlord’s Reconstruction and, unless the necessary repairs can be completed within 10 days from the Damage Date, the Rent will abate proportionately to the part of the Premises rendered untenantable throughout the Abatement Period;

(v)	if this Lease is not terminated in accordance with the preceding provisions of this Section and the damage or destruction is such that a portion of the Building is capable of being partially used for the purposes for which it is hereby demised, then despite the preceding provisions of this Section, the Rent will only abate proportionately to the part of the Building rendered untenantable throughout the Abatement Period;

(vi)	in carrying out the Landlord’s Reconstruction, the Landlord may use plans and specifications and working drawings in connection therewith other than those used in the original construction of the Building, so long as the reconstructed Building is materially similar to that originally constructed.

(b) The decision of the Landlord’s Expert as to the time in which the Building can or cannot be repaired, the state of tenantability of the Building and the date on which the Landlord’s Reconstruction is completed, will be final and binding on the parties. The Landlord shall use reasonable efforts to cause the Landlord’s Expert to advise the Landlord and the Tenant of the length of time it will take to repair the damage to the Building as soon as possible following the Damage Date.

8.8	PERFORMANCE BY LANDLORD

(a) If the Tenant shall fail to observe or perform any of the Tenant’s Covenants (the “Unperformed Covenants”) and such failure results in an Event of Default of the type described in paragraph (a) or (b) of the definition “Event of Default” arising, then the Landlord may, at its option, and without waiving or releasing the Tenant from the strict performance of the Tenant’s Covenants, perform such of the Unperformed Covenants as the Landlord considers desirable in such manner and to such extent as the Landlord considers desirable and in doing so may pay any necessary and incidental costs and expenses. If the Landlord commences or completes either the performance or the causing to be performed of any of the Unperformed Covenants, the Landlord shall not be obliged to complete such performance or causing to be performed or be later obliged to act in like fashion. All amounts paid by the Landlord in exercising its rights in this Section will be deemed Additional Rent and the Tenant shall pay such amounts within 30 days following receipt of an invoice from the Landlord. In addition, if the Landlord shall suffer or incur any damage, loss, cost or expense whatsoever for which the Tenant is in any way liable hereunder, by reason of any failure of the Tenant to observe or comply with any of the Unperformed Covenants, then in every such case the reasonable amount of any such damage, loss, cost or expense shall be due and payable by the Tenant to the Landlord on demand by the Landlord and the Landlord shall have the right at its option to add the cost or amount of any such damage, loss, cost or expense to the Rent hereby reserved and any such amount shall thereupon immediately be due and payable as Rent and recoverable by the Landlord by all remedies available to the Landlord for the recovery of Rent in arrears.

(b) In the event of a real or reasonably apprehended emergency the Landlord may enter the Premises, at any time of the day without any prior notice to the Tenant and without any compensation to the Tenant therefore, and attend to any such repairs or alterations as may be required to secure or ensure the safety of the Premises.

8.9	RE-ENTRY ON DEFAULT

The Tenant further covenants with the Landlord that upon the occurrence of an Event of Default, the Landlord, in addition to any other remedy now or hereafter provided, may re-enter and take possession immediately of the Premises or any part thereof in the name of the whole by reasonable force if necessary without any previous notice of intention to re-enter and may remove all persons and property therefrom and may use such reasonable force and assistance in making such removal as the Landlord may deem advisable to recover at once full and exclusive possession of the Premises and such re-entry shall not operate as a waiver or satisfaction in whole or in part of any right, claim or demand arising out of or connected with any breach, non-observance or non-performance of any covenant or agreement on the part of the Tenant to be kept, observed or performed. For clarity, such property may be removed and sold or disposed of by the Landlord in such manner as the Landlord in its sole and absolute discretion deems advisable or may be stored in a public warehouse or elsewhere at the cost and for the account of the Tenant, all without service of notice or resort to legal process and without the Landlord being considered guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby including any such loss or damage caused by the negligence of the Landlord or its servants and agents. In the event the Landlord sells such property in accordance with the foregoing, the Landlord shall be entitled to retain all proceeds received from such sale for its own account, provided that the Landlord will apply such proceeds against the damages suffered by the Landlord as a result of such re-entry. Notwithstanding the foregoing, the Landlord shall not sell such property for 10 Business Days following the date of its re-entry and the Tenant shall be entitled to remove such property from the Premises during such 10 day period under the Landlord’s supervision.

8.10	DEFAULT

If an Event of Default occurs, then and in every case the Tenant shall be and be deemed to be in default under this Lease; the then current and the next ensuing three (3) months’ Basic Rent, Parking Rent and any additional money owing hereunder shall immediately become due and payable; the Landlord may re-enter and take possession of the Premises, or any part thereof in the name of the whole, and have again, repossess and enjoy the Premises in its former estate, anything herein to the contrary notwithstanding, as though the Tenant were holding over after the expiration of the Term; and the Term and any renewal thereof shall, at the option of the Landlord, forthwith become forfeited and determined and the then current and the next ensuing three (3) months’ Basic Rent, Parking Rent and any additional money owing hereunder shall be recoverable by the Landlord as if it were Rent in arrears, but the Tenant shall remain liable under this Lease.

8.11	SALE AND RELETTING

The Tenant further covenants and agrees that upon the Landlord becoming entitled to re-enter upon the Premises under any of the provisions of this Lease the Landlord, in addition to all other rights and remedies, shall have the right to enter the Premises as the agent of the Tenant either by reasonable force or otherwise, without being liable for any prosecution therefor and without terminating this Lease, make any alterations and repairs which the Landlord deems necessary in order to re-let the Premises, or any part thereof, as agent for the Tenant for such term or terms (which may be for a term extending beyond the Term) and at such rent and upon such other terms, covenants and conditions as the Landlord in its sole and absolute discretion considers advisable. Upon each such re-letting all rent received by the Landlord will be applied as follows:

(a)	first to the payment of any indebtedness other than Rent due hereunder;

(b)	second, to the payment of any costs and expenses of re-letting, including brokerage fees and solicitors’ fees and the costs of all alterations and repairs to the Premises which the Landlord, in its sole and absolute discretion, deems necessary in order to re-let the Premises;

(c)	third, to the payment of Rent due and unpaid hereunder; and

(d)	the residue, if any, will be held by the Landlord and applied in payment of future Rent as same becomes due and payable hereunder.

If the rent received from such re-letting during any month is less than that payable by the Tenant under the terms of this Lease, the Tenant will pay any such deficiency in advance on the first day of each month. If the Landlord has other premises available in the Premises for lease, the Landlord shall be under no obligation whatsoever to first re-let, or attempt to re-let, the Premises ahead of such other available premises and the Landlord shall be entitled to lease all such other available premises prior to re-letting the Premises, and in so leasing such other available premises, the Landlord will not be in breach of any obligation on its part, if any, to mitigate its losses upon re-entering or taking possession of the Premises. The Landlord will in no way be responsible or liable for any failure to re-let the Premises or any part thereof, or for any failure to collect any Rent due upon any such re-letting. Notwithstanding any re-entry or re-letting without termination of this Lease, the Landlord may at any time thereafter elect to terminate this Lease for the previous breach. No re-entry or taking possession of the Premises by the Landlord will be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to the Tenant.

8.12	TERMINATION

The Tenant further covenants and agrees that upon the Landlord becoming entitled to re-enter upon the Premises under any of the provisions of this Lease the Landlord, in addition to all other rights and remedies, shall have the right to terminate this Lease. The Landlord may effect such termination by written notice to Tenant (a “Termination Notice”), it being understood and agreed to by the Tenant that actual possession of the Premises shall not be required to effect a termination of this Lease and that the delivery of a Termination Notice to the Tenant alone shall be sufficient. If the Landlord terminates this Lease, in addition to any other remedies it may have, the Landlord may recover from the Tenant all damages it incurs by reason of the Tenant’s breach, including, without limitation, the cost of recovering the Premises, brokerage fees and solicitors’ fees, the cost of all tenant inducements, alterations and repairs to the Premises which the Landlord, in its sole and absolute discretion, deems necessary in order to re-let the Premises and the worth at the time of such termination of the excess, if any, of the amount of Rent required to be paid pursuant to this Lease for the remainder of the Term (had this Lease not been terminated) over the then rental value of the Premises, as determined by the Landlord, for the remainder of the Term (had this Lease not been terminated), all of which amounts shall be immediately due and payable by the Tenant to the Landlord. Upon any termination of this Lease, the Landlord shall be entitled to retain all of the monetary deposits provided by the Tenant as liquidated damages on account of the minimum amount of damages which the parties agree the Landlord will suffer as a result of such termination, all without the necessity for any legal proceedings. In no circumstances whatsoever is the Landlord required to return the said deposits or any part thereof to the Tenant. Nothing in this Section shall be interpreted in any way as derogating from any duty that the Landlord may have at law to mitigate its damages as a result of such termination.

8.13	DISTRESS

(a) Whenever the Landlord shall be entitled to levy distress against the goods and chattels of the Tenant it may use such reasonable force as it may deem necessary for that purpose and for gaining admission to the Premises without being liable for any action in respect thereof or for any loss or damage occasioned thereby and the Tenant hereby expressly releases the Landlord from all actions, proceedings, claims or demands whatsoever for or on account of or in respect of any such forcible entry or any loss or damage sustained by the Tenant in connection therewith.

(b) Notwithstanding the foregoing, the Landlord will postpone its right to levy distress against the Tenant’s personal property in favour of the Tenant’s Lenders upon the Tenant and the Tenant’s Lenders executing the Landlord’s standard form of lender agreement, subject to such changes as may be requested by the Tenant or the Tenant’s Lenders and agreed to by the Landlord.

8.14	LANDLORD’S EXPENSES IN ENFORCING THIS LEASE

If the Landlord retains the services of any Person for the purpose of assisting the Landlord in enforcing any of its rights hereunder or otherwise available at law, or advising the Landlord on such matters or on a breach by the Tenant of any of the Tenant’s Covenants, the Tenant shall pay to the Landlord, as Additional Rent, the cost of all such services (including, but not limited to, all legal expenses) incurred in connection therewith and in connection with all necessary court proceedings at trial or on appeal on a solicitor and own client basis, within 10 days following receipt of an invoice from the Landlord.

8.15	REMEDIES CUMULATIVE

No remedy conferred upon or reserved to the Landlord under this Lease, by statute or otherwise, shall be considered exclusive of any other remedy, but the same shall be cumulative and shall be in addition to every other remedy available to the Landlord and all such remedies and powers of the Landlord may be exercised concurrently and from time to time and as often as the Landlord deems expedient. If the Landlord re-enters or terminates the Lease, the Landlord shall take all steps required to mitigate its damages.

8.16	HOLDING OVER

Upon the expiration of this Lease by the passage of time and the Tenant remaining in possession of the Premises:

(a)	there will be no implied renewal or extension of this Lease;

(b)	if the Landlord consents in writing to the Tenant remaining in possession, the Tenant will be deemed, notwithstanding any statutory provision or legal assumption to the contrary, to be occupying the Premises as a monthly tenant, which monthly tenancy may be terminated by either party on 30 days written notice to the other, which 30 day period need not end on the last day of a calendar month;

(c)	if the Landlord does not consent in writing to the Tenant remaining in possession, the Tenant will be deemed, notwithstanding any statutory provision or legal assumption to the contrary, to be occupying the Premises as a tenant at the will of the Landlord, which tenancy may be terminated at any time by the Landlord without the necessity of any notice to the Tenant; and

(d)	the Tenant will occupy the Premises on the same terms and conditions as are contained in this Lease (including, without limitation, the obligation to pay Additional Rent), save and except that:

(i)	the Term and the nature of the tenancy will be as set out in Section 8.16(b) or 8.16(c), as the case may be;

(ii)	the Minimum Rent and Parking Rent payable by the Tenant will be paid monthly at a rate equal to:

(A)	if the Tenant is overholding pursuant to Section 8.16(b), 110% of the amount of monthly Minimum Rent and Parking Rent which it was responsible for paying during the last 12 months of the Term); or

(B)	if the Tenant is overholding pursuant to Section 8.16(c), twice the amount of monthly Minimum Rent and Parking Rent which it was responsible for paying during the last 12 months of the Term.

Unless the Landlord has otherwise agreed in writing, such Minimum Rent will be payable by the Tenant regardless of whether or not the Landlord fails to request such Minimum Rent and/or accepts the monthly Minimum Rent which the Tenant was paying during the last 12 months of the Term; and

(e)	the Tenant is not entitled to take the benefit of any rights to extend, rights of first refusal, options to purchase or any other rights personal to the Tenant and which may be contained in this Lease.

The Tenant is estopped and forever barred from claiming any right to occupy the Premises on terms other than as set out in this Section and the Landlord may plead this section in any court proceedings. If the Tenant is overholding pursuant to Section 8.16(c), then the Tenant shall indemnify and save harmless the Landlord from all Claims suffered or incurred by the Landlord as a result of the Tenant remaining in possession of all or any part of the Premises following the expiry of the Term. Nothing in this section is to be interpreted: (i) as permitting or giving the Tenant an option to stay in possession of the Premises following the expiry of the Term and the Tenant shall surrender the Premises to the Landlord on the expiry of the Term; or (ii) in any way as derogating from any duty that the Landlord may have at law to mitigate its damages.

8.17	INABILITY TO PERFORM

Whenever and to the extent that the Landlord or Tenant are unable to fulfill, or are delayed or restricted in the fulfillment of any obligation hereunder (an “Affected Obligation”) by reason of being unable to obtain the material, goods, equipment, service, utility or labour required to enable it to fulfill any such obligation or by reason of any Laws or by reason of the order or direction of any Authority, or by reason of not being able to obtain any permission or authority required thereby, or by reason of any other cause beyond its control whether of the foregoing character or not (other than lack of funds) (collectively, “Force Majeure”), the Landlord or Tenant, as the case may be, will be entitled to extend the time for fulfillment of the Affected Obligation by a time equal to the duration of such delay or restriction, and the other party will not be entitled to compensation for any inconvenience, nuisance or discomfort or damage thereby occasioned, and will not be entitled to cancel or terminate this Lease. For clarity, the provisions of this Section do not operate to excuse the Tenant from its obligation to pay Rent when due. The party claiming the benefit of Force Majeure must inform the other party in writing promptly on learning of such delay (but the failure to do so will not deprive such party of the benefit of this provision or subject such party to any liability to the other party) and will, where possible, use commercially reasonable efforts to mitigate the effect of such delay.

8.18	INTEREST

Interest on any money due to the Landlord under this Lease shall be paid by the Tenant and shall accrue on a daily basis at the rate of two percent (2%) more than the rate of interest, per annum, from time to time publicly quoted by the Royal Bank of Canada, at its main branch in Toronto, Ontario, as the reference interest (commercially known as the “prime rate”) used by it to determine rates of interest chargeable in Canada on Canadian dollar demand loans to its commercial customers, such rate of interest to be calculated and compounded monthly, not in advance, from the respective date upon which any such money becomes due to the Landlord.

8.19	EXPROPRIATION

If the whole of the Premises (or any material portion of the Premises such that the Tenant’s business operations conducted from the Premises are materially detrimentally affected) shall be acquired or condemned by an Authority having the power for such acquisition or condemnation, then the Term shall cease from the date of entry by such Authority. Each party is entitled to recover damages from such Authority for the value of their respective interests or for such other damages and expenses allowed by applicable Laws.

8.20	ACCRUAL OF BASIC RENT AND PARKING RENT

Rent shall accrue from day to day from the Commencement Date. If, for any reason, it becomes necessary to calculate Rent for an irregular period of less than 1 year or less than 1 calendar month, then appropriate apportionment and adjustment shall be made on a per diem basis based upon a period of 365 days. For clarity, where the calculation of any Additional Rent is not made until the termination or expiry of this Lease, the obligation of the Tenant to pay such Additional Rent will survive the termination or expiry of this Lease.

8.21	NET LEASE

Save as specifically set forth in this Lease, all costs, expenses and obligations of every kind and nature whatsoever relating in any way whatsoever, whether directly or indirectly, to the Premises, whether or not herein referred to and whether or not of a kind now existing or within the contemplation of the parties hereto, shall be paid by the Tenant. Notwithstanding the foregoing, the Tenant shall not be responsible to pay or reimburse the Landlord for:

(a)	the Landlord’s income tax and personal taxes;

(b)	in the case of HOOPP Realty Inc. (“HOOPP”), HOOPP’s Capital Taxes;

(c)	interest on the Landlord’s debt or capital retirement of the Landlord’s debt;

(d)	the costs associated with maintaining, repairing or replacing the Structure or any part thereof (except as contemplated by Section 7.2(a));

(e)	any insurance (other than the insurance described in Section 7.5(a)(ii)) against the Tenant’s failure or inability to pay Rent or against the insolvency of or lack of credit worthiness or the like of the Tenant; or

(f)	damages, interest, fees, fines and penalties imposed upon the Landlord and resulting from its failure to perform any of the Landlord’s Covenants.

8.22	GOVERNING LAW

This Lease shall be construed in accordance with, and governed by, the laws of the Province.

8.23	NUMBER AND GENDER

Where required the singular number shall be deemed to include the plural and the neuter gender the masculine or feminine.

8.24	COVENANTS

The Landlord and the Tenant agree that all of the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate provision thereof. If for any reason whatsoever any term, covenant or condition of this Lease, or the application thereof to any Person, firm or corporation or circumstance, is to any extent held or rendered invalid, unenforceable or illegal, then such term, covenant or condition:

(a)	is deemed to be independent of the remainder of the Lease and to be severable and divisible therefrom, and its validity, unenforceability or illegality does not affect, impair or invalidate the remainder of the Lease or any part thereof; and

(b)	continues to be applicable to and enforceable to the fullest extent permitted by law against any Person and circumstance other than those as to which it has been held or rendered invalid, unenforceable or illegal.

8.25	TIME OF THE ESSENCE

Time is of the essence of this Lease.

8.26	HEADINGS

Any captions, headings and marginal notes throughout this Lease are for convenience and reference only and the words and phrases contained therein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of or the scope or intent of this Lease nor in any way affect this Lease.

8.27	ENUREMENT

This Lease shall extend to, be binding upon and enure to the benefit of the Landlord and the Tenant and their respective heirs, executors, administrators, successors and permitted assigns.

8.28	JOINT AND SEVERAL LIABILITY

All covenants, liabilities and obligations entered into or imposed upon the Tenant, if more than one person, and the Landlord, if more than one person, shall be joint and several covenants, liabilities and obligations.

8.29	CONTINUATION OF OBLIGATIONS

This Lease and the obligations of the Tenant hereunder shall continue in full force and effect notwithstanding any change in the person or persons comprising the Landlord.

8.30	LANDLORD’S LIMIT OF LIABILITY

(a) The term “Landlord” as used in this Lease so far as covenants or obligations on the part of the Landlord are concerned shall be limited to mean the Landlord as hereinbefore set out while it retains its interest in the Premises, but upon a sale, transfer or other disposition of that interest, the Landlord shall be automatically and immediately relieved from all liability arising out of the requirement for the future performance of any obligations on the part of the Landlord herein contained from and after the effective date of such sale, transaction or other disposition to the extent such obligations are assumed by the Landlord’s successors and assigns by way of their providing a written covenant to the Tenant to observe and perform the Landlord’s Covenants.

(b) The Tenant will look solely to the interest of the Landlord in the Premises for the collection or satisfaction of any money or judgement which the Tenant may recover against the Landlord and the Tenant will not look for the collection or satisfaction of any such money or judgement from any of the other assets of the Landlord or of any person who is at any time a partner, joint venturer or co-tenant with the Landlord in the Premises.

8.31	CONFIDENTIALITY

The Landlord and the Tenant and their respective agents shall keep confidential all financial information in respect of this Lease and all information that is obtained as a result of the exercise of their respective rights hereunder provided that both parties may disclose such information to their auditors, consultants, lenders (actual and potential), insurers, professional advisors and potential purchasers, who shall be instructed to keep such information confidential. In addition, either party may disclose such information:

(a)	if it ceases to be confidential, other than as a result of the party seeking to disclose it;

(b)	in any litigation or arbitration proceedings between the parties; and

(c)	as may be required by applicable Laws.

8.32	AMENDMENTS

This Lease shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall not be modified, amended or waived except by an instrument in writing duly executed and delivered by the parties hereto or by their successors and permitted assigns.

8.33	APPLICATION OF GROUND LEASE

(a) The Tenant shall observe, perform and be bound by each and every provision of the Ground Lease to be observed and performed by the tenant thereunder (the “Ground Lease Covenants”), to the same manner and extent as if such provisions were contained in this Lease as covenants of the Tenant, except:

(i)	for the obligation to pay the rent payable by the Landlord under the Ground Lease (the Tenant’s obligation to pay Rent being specifically dealt with in this Lease); and

(ii)	to the extent this Lease specifically amends, reduces or extends the extent to which the Tenant is required to observe and perform the Ground Lease Covenants.

(b) The Landlord shall observe and perform all of the Ground Lease Covenants insofar as same are not required to be observed and performed by the Tenant pursuant to the terms of this Lease.

(c) Wherever the Landlord is required under the Ground Lease to obtain the Head Landlord’s consent in order to perform or carry out a certain activity, the Tenant will be similarly required to obtain the Head Landlord’s consent prior to performing or carrying out such activity.

(d) If the Ground Lease is terminated, this Lease shall likewise be terminated, but without prejudice to the rights of either party hereunder in the event of termination of the Ground Lease occurring as a result of a breach of this Lease.

8.34	INDEMNIFICATION

An Indemnification Agreement is attached to this Lease as Schedule “C” and constitutes an integral part of this Lease. Despite such attachment, however, such Indemnification Agreement is deemed to be a separate agreement distinct and independent of this Lease and which will survive the expiration of this Lease, the termination of this Lease or the disclaimer of this Lease in any bankruptcy or insolvency proceedings.

8.35	SURVIVAL OF OBLIGATIONS

(a) If the Tenant is in default of any of any of the Tenant’s Covenants at the time this Lease expires or is terminated:

(i)	the Tenant remains fully liable for the performance of such Tenant’s Covenants; and

(ii)	all of the Landlord’s rights and remedies in respect of such failure remain in full force and effect,

all of which will be deemed to have survived such expiration or termination of this Lease.

(b) Regardless of the expiry or earlier termination of this Lease:

(i)	every indemnity, exclusion or release of liability and waiver of subrogation contained in this Lease or in any of the parties’ insurance policies; and

(ii)	those provisions of this Lease which are intended to have effect beyond the end of the Term (including, without limitation, the Landlord’s obligation in Section 6.26(g)), will survive the expiration or termination of this Lease and continue in full force and effect.

8.36	NO ADVERSE PRESUMPTION

This Lease has been negotiated and approved by the parties and, notwithstanding any rule or maxim of law or construction to the contrary, any ambiguity or uncertainty will not be construed against either of the parties b reason of the authorship of any of the provisions of this Lease.

8.37	GROUND LEASE

Each of the parties confirms that it has received and reviewed a copy of the Ground Lease.

9.	SCHEDULES

The following Schedules are hereby incorporated in and form a part of this Lease for all purposes:

Schedule “A”	Legal Description of the Land
Schedule “A-1”	Site Plan of Lands
Schedule “A-2”	Floor Plans of Premises
Schedule “B”	Additional Provisions
Schedule “C”	Indemnification Agreement
Schedule “D”	Insurance Certificate

(signature page to follow)

IN WITNESS WHEREOF the parties hereto have executed this Lease.

SMART TECHNOLOGIES ULC

Per:	/s/ Kelly Schmitt
	Name:	Kelly Schmitt
	Title:	Vice President Finance & CFO

Per:	/s/ Jeff Losch
	Name:	Jeff Losch
	Title:	VP, Legal & General Counsel

I/We have the authority to bind the corporation

HOOPP REALTY INC.

Per:	/s/ Michael A.J. Catford
	Name:	Michael A.J. Catford
	Title:	President

Per:	/s/ Richard Varkey
	Name:	Richard Varkey
	Title:	Vice President

I/We have the authority to bind the corporation

SCHEDULE “A”

LEGAL DESCRIPTION OF THE LAND

ALL AND SINGULAR that certain parcel or tract of land and premises situate, lying and being in the City of Calgary, Province of Alberta, and more particularly known and civically and legally described as:

Legal Description

Plan 9812871

Block 3

Lots 4 and 5

Excepting Thereout All Mines and Minerals

Area: 1.117 hectares (2.76 acres) more or less

Municipal Address

3636 Research Road NW

Calgary, Alberta

SCHEDULE “A-1”

SITE PLAN OF LAND AND BUILDING

SCHEDULE “A-2”

FLOOR PLANS OF PREMISES

SCHEDULE “B”

ADDITIONAL PROVISIONS

1.	Interpretation

In this Schedule “B”, all references to: a section are deemed to refer to the applicable section of the Lease to which this Schedule “B” is attached; and, a paragraph are deemed to refer to the applicable paragraph of this Schedule “B”

2.	Conditions to Exercise of Rights

The Tenant may only exercise its rights in paragraphs 3 and 4 if:

(a)	the Tenant is not in default of any of the Tenant’s Covenants in respect of which the Landlord has given the Tenant written notice and the Tenant is not diligently proceeding to rectify the default specified in such written notice;

(b)	there is not an outstanding Event of Default;

(c)	the Tenant is in possession of and is conducting its business in a majority of the Premises; and

(d)	the Tenant has not assigned the Lease, other than to a Permitted Transferee.

3.	Options to Extend Term

(a) Provided the Tenant is entitled to do so pursuant to paragraph 2 at the time of its exercise of the applicable option, the Tenant shall have four (4) options to extend the Term for a period of five (5) years each (each being an “ Extension Period”) on the same terms and conditions as are contained in this Lease, except for the amount of Basic Rent and Parking Rent payable, which shall be equal to the then current market basic rent and parking rent for the Premises determined on the basis set out below in this paragraph.

(b) Each Extension Period shall commence on the day immediately succeeding the expiry of the initial Term, or the then expiring Extension Period, as the case may be. The Tenant may only exercise an option to extend the Term by each Extension Period by giving notice in writing to the Landlord at least nine (9) months but no greater than twelve (12) months prior to the date on which such Extension Period would commence, failing which the within right to extend will be rendered null and void.

(c) Each time that the Tenant exercises its right to extend the Term in accordance with the foregoing, the Term shall automatically be extended for the Extension Period, this Lease will be read as if the original term of the Lease was for a period of time commencing on the Commencement Date and ending on the last day of the relevant Extension Period and the Basic Rent and Parking Rent shall be determined as follows:

(i)	one hundred and eighty (180) days prior to the commencement of the applicable Extension Period, the Landlord and the Tenant shall commence negotiations to settle the Basic Rent and Parking Rent payable for the upcoming Extension Period. The Basic Rent and Parking Rent for an Extension Period will be the fair market basic rent and parking rent, determined as of the commencement of the Extension Period, that a tenant and a landlord would agree to after negotiating at arm’s length and based upon then existing basic rent and parking rent for such Extension Period for comparable premises in a similar location in Calgary, Alberta, on the basis that the Premises are improved to their then existing level, and further taking into account appropriate adjustments for the uses of such comparable premises, and the site coverage ratio and zoning thereof, and whether or not the rents for such comparable premises were negotiated on the basis of such premises being vacant, unimproved, and/or free of trade fixtures and free rent, tenant improvements, and other similar inducements or benefits reflected in the rents for such comparable premises that are given on extensions or renewals (but excluding those given in connection with a new lease);

(ii)	if the Basic Rent and Parking Rent for the relevant Extension Period have not been mutually agreed upon by the Landlord and the Tenant at least 3 months prior to the commencement of such Extension Period, the Basic Rent and the Parking Rent for such Extension Period will be determined by arbitration by a single arbitrator chosen by the parties, and if they cannot agree upon the arbitrator within 5 days after the written request for arbitration by either party to the other, either party may apply to a judge for the appointment of an arbitrator in accordance with the provisions of the Arbitration Act (Alberta). The provisions of the Arbitration Act (Alberta) will govern the arbitration and the decision of the arbitrator will be final and binding upon the parties. The parties shall instruct the arbitrator to render its decision no later than 15 days prior to the commencement of the relevant Extension Period. If the Basic Rent and the Parking Rent for an Extension Period has not been determined by the commencement of such Extension Period, then:

(A)	the Tenant shall pay Basic Rent and Parking Rent equal to the average of what is being sought by the parties in the arbitration; and

(B)	upon the Basic Rent and Parking Rent for such Extension Period being determined, any adjustments in Basic Rent and Parking Rent will be made effective the commencement of such Extension Period and shall be paid by the relevant party within 15 days following the date of such determination.

Each party is responsible for its own costs in connection with the arbitration and the costs of the arbitrator will be shared equally by the parties.

(d) The exercise of the within rights to extend are solely within the control of the Tenant and nothing contained in this Lease, including, without limitation, this Schedule, obligates or requires the Landlord to remind the Tenant to exercise the within rights to extend.

4.	Right of First Offer

(a) If at any time during Term:

(i)	the Tenant is entitled to the benefit of this paragraph pursuant to paragraph 2; and

(ii)	the Landlord wishes to sell the Premises at any time during the Term,

then prior to commencing sale activities with respect to the Premises the Landlord shall first give a written notice (the “Offering Notice”) to the Tenant stating that the Landlord is prepared to accept an offer to purchase the Premises upon certain terms and conditions. For clarity, the sale of the Premises means the sale of the Building and the assignment of the Ground Lease. The Offering Notice shall contain all of the material terms and conditions on which the Landlord will agree to sell the Premises, including but not limited to the sale price. The Tenant shall have thirty (30) days from the date of receipt of the Offering Notice (the “Submission Period”) to provide the Landlord with an agreement of purchase and sale for the Premises setting out the terms proposed by the Landlord in the Offering Notice (a “Purchase Agreement”), which will have a closing date no earlier than forty-five (45) days from the date that the parties sign the Purchase Agreement.

(b) If the Tenant submits a Purchase Agreement to the Landlord within the Submission Period, the Landlord and the Tenant shall endeavour and use best commercial efforts, in good faith to agree upon the terms of the Purchase Agreement and sign same within 15 Business Days following the date the Landlord first receives the Offer (the “Negotiation Period”).

(c) If the Landlord and the Tenant agree upon and sign the Purchase Agreement within the Negotiation Period, then the Purchase Agreement shall govern the purchase of the Premises by the Tenant.

(d) If:

(i)	the Tenant fails to submit a Purchase Agreement to the Landlord within Submission Period; or

(ii)	the Tenant submits a Purchase Agreement to the Landlord within the Submission Period but the Landlord and the Tenant are unable to agree upon and sign the Purchase Agreement within the Negotiation Period,

(such date being called the “ROFO Rejection Date”), then the Landlord shall be entitled to market and sell the Premises to any third party purchaser on substantially the same terms and conditions as contained in the Offering Notice provided that the sale price to any third party purchaser may be no less than ninety-seven (97%) percent of the sale price set out in the Offering Notice. In the event the Landlord has not completed a sale of the Premises to a third party purchaser upon such terms within one (1) year following the ROFO Rejection Date, the Landlord must again comply with paragraph 4(a) and submit a new Offering Notice to the Tenant prior to selling the Premises to a third party purchaser.

(e) If the Landlord completes a sale of the Building to a third party purchaser, the preceding provisions of this paragraph will continue to apply in full force and effect for the benefit of the Tenant and as against such third party purchaser.

SCHEDULE “C”

INDEMNIFICATION AGREEMENT

THIS AGREEMENT made —.

B E T W E E N :

HOOPP REALTY INC.

(the “Landlord”)

- and -

SMART TECHNOLOGIES INC.

(the “Indemnifier”)

RECITALS:

1.	By a lease made as of — (the “Lease”) and made between the Landlord and Smart Technologies ULC (the “Tenant”), the Landlord leased to the Tenant the lands and building (the “Premises”) municipally known as 3636 Research Road NW, Calgary, Alberta, as more particularly described in the Lease, for a term of 20 years commencing on — and ending on —, both dates inclusive, subject to the Tenant observing and performing all of the terms, covenants, conditions and provisions in the Lease on the part of the Tenant to be observed and performed (the “Covenants”);

2.	The Landlord only entered into the Lease on the condition that the Indemnifier enter into this Agreement with the Landlord, which is attached as a schedule to the Lease;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the Landlord entering into the Lease and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties), the parties covenant and agree as follows:

1.	Indemnity

(a) The Indemnifier covenants and agrees with the Landlord that at all times during the Term and any extension or renewal of the Term it will:

(i)	observe and perform all of the Covenants; and

(ii)	indemnify, reimburse and hold harmless the Landlord from and against any and all claims, damages (direct, indirect, consequential or otherwise), losses, liabilities, demands, suits, judgments, causes of action, legal proceedings, penalties or other sanctions and any all costs and expenses arising in connection therewith, including, without limitation, legal fees and disbursements on a solicitor and his own client basis (including, without limitation, all such legal fees and disbursements in connection with any and all appeals) which may in any way result from or arise out of or be in relation to any non-observance or non-performance of the Covenants.

For clarity, nothing in this Agreement is intended to impose on the Indemnifier any greater liability than what would be the case if the Indemnifier were the tenant under the Lease.

(b) Nothing in this section or elsewhere in this Agreement will be construed so as to:

(i)	release the Indemnifier or limit its obligations in a situation where the Lease is terminated before the expiry of the Term by the passage of time; or

(ii)	confer any rights on the Indemnifier to occupy or use the Premises, or to claim any interest or rights in the Premises or the Lease, whether or not the Indemnifier is required to perform any Covenants under this Agreement or the Lease.

2.	No Release

The within indemnity is absolute and unconditional and the obligations of the Indemnifier under this Agreement shall not be released, discharged, mitigated, postponed, suspended, reduced, impaired, compromised or affected by any reason whatsoever, including, without limitation, the following:

(a)	any extensions of time, indulgences or modifications which the Landlord may extend to or make with the Tenant in respect of the performance of any of the Covenants;

(b)	any waiver by or failure of the Landlord to enforce any of the Covenants;

(c)	any Transfer (as defined in the Lease) by the Tenant or by any trustee, receiver or liquidator;

(d)	any consent which the Landlord may give to a Transfer;

(e)	any changes or amendments to the Lease;

(f)	the release or discharge of the Tenant or any Transferee (as defined in the Lease) in any receivership, bankruptcy, winding-up or other creditors’ proceeding or the rejection, disaffirmance or disclaimer of the Lease in any such proceeding;

(g)	the expiration of the Term; or

(h)	any exercise by the Landlord of any of its rights under the Lease, including, without limitation, the right to re-enter the Premises (as defined in the Lease) and terminate the Lease.

In addition, if any of the Covenants are postponed, suspended, reduced or compromised for any reason (including, without limitation, pursuant to the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any other statute), the Indemnifier agrees that its obligation to observe and perform such Covenants shall not be postponed, suspended, reduced or compromised.

3.	Waiver of Notice

The Indemnifier expressly waives notice of the acceptance of the within indemnity and notice of non-performance, non-payment or non-observance on the part of the Tenant of the Covenants.

4.	Defaults

In the event of the occurrence of an Event of Default under the Lease or in the event of a default under this Agreement, the Indemnifier waives any right to require the Landlord to:

(a)	proceed against the Tenant or pursue any rights or remedies with respect to the Lease;

(b)	proceed against or exhaust any security of the Tenant or any other Person and which is held by the Landlord; or

(c)	pursue any other remedy whatsoever in the Landlord’s power.

The Landlord has the right to enforce the within indemnity regardless of the acceptance of additional security from the Tenant or any other Person and regardless of the release or discharge of the Tenant, or any other Person who has provided security to the Landlord, by the Landlord or by others or by operation of any law.

5.	Recoveries

No action or proceeding brought or instituted under this Agreement and no recovery in pursuance of this Agreement shall be a bar or defence to any further action or proceeding which may be brought under this Agreement by reason of any further default or defaults in the performance and observance of the Covenants or of this Agreement.

6.	Effect of this Agreement

Without limiting any other provision of this Agreement, the Indemnifier shall be bound by this Agreement in the same manner as though the Indemnifier were the tenant named in the Lease. If two or more Persons execute this Agreement as Indemnifier, the obligations of each such Person under this Agreement shall be joint and several. In like manner, if the Indemnifier is a partnership or other business association, the members of which are by virtue of statutory or general law subject to personal liability, the liability of each such member is joint and several.

7.	Enter Into Lease

Without limiting any other provision of this Agreement, in the event of the discharge of the Tenant in any receivership, bankruptcy, winding-up or other creditors’ proceeding or the rejection, disaffirmance or disclaimer of the Lease in any proceeding, the Indemnifier shall, upon written demand by the Landlord, enter into a lease with the Landlord containing the Covenants, except for the term of such new lease which shall continue for the balance of the term of the Lease.

8.	General Contract Provisions

(a)	Recitals

Each of the parties represents and warrants to the other that each of the recitals set out above is true and correct in substance and in fact, as such recital relates to such party, and such recitals are incorporated as an integral part of this Agreement.

(b)	Entire Agreement

This Agreement, including any Schedules attached to this Agreement, constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. There are no representations, warranties or other agreements, whether oral or written, between the parties in connection with the subject matter of this Agreement except as specifically set out in this Agreement. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding on the parties unless same is in writing and signed by all of the parties.

(c)	Waiver

No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any other provision, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. No forbearance by any party to seek a remedy for any breach by any other party of any provision of this Agreement shall constitute a waiver of any rights or remedies with respect to any subsequent breach.

(d)	Interpretation

In this Agreement, words importing the singular include the plural and vice-versa, words importing gender include all genders and words importing persons include corporations and vice-versa. All capitalized terms in this Agreement shall have the meaning given to such terms in the Lease, unless the context otherwise requires. The division of this Agreement into Articles and sections and the insertion of headings is for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any part of it. Any reference to an Article, section or Schedule in this Agreement shall be deemed a reference to the applicable Article, section or Schedule contained in this Agreement and to no other agreement or document unless specific reference is made to such other agreement or document. Even though this Agreement may be attached as a Schedule to the Lease, such attachment is for convenience only and despite such attachment this Agreement shall be deemed to be a separate agreement distinct and independent of the Lease.

(e)	Applicable Law

This Agreement shall be construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable in the Province of Alberta and shall be treated in all respects as an Alberta contract.

(f)	Counterparts and Execution by Fax

This Agreement may be executed by the parties in separate counterparts each of which when so executed and delivered to all of the parties shall be deemed to be and shall be read as a single agreement among the parties. In addition, execution of this Agreement by any of the parties may be evidenced by way of a faxed transmission of such party’s signature (which signature may be by separate counterpart), or a photocopy of such faxed transmission, and such faxed signature, or photocopy of such faxed signature, shall be deemed to constitute the original signature of such party to this Agreement.

(g)	Assignability

Neither this Agreement nor any rights or obligations of the Indemnifier may be assigned by the Indemnifier.

(h)	Notices

Any notice or other communication which either party may wish to give to the other shall be in writing and shall be effectively given if:

(i)	delivered personally;

(ii)	sent by prepaid courier service;

(iii)	sent by registered mail; or

(iv)	sent by fax,

in the case of notice to:

(v)	the Landlord at: 1 Toronto Street, Suite 1400, Toronto, Ontario M5C 3B2

Attention: —                                                             Fax No. —

(vi)	the Indemnifier at: 3636 Research Park NW, Calgary, Alberta T2L 1Y1

Attn.: Vice President, Finance and Chief Financial Officer

Fax No.: 403-245-0366

or at such other address as the party to whom such notice or other communication is to be given shall have advised the party giving same in the manner provided in this section. Any notice or other communication delivered personally or by prepaid courier service shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day such notice or other communication shall be deemed to have been given and received on the next following Business Day. Any notice or other communication sent by registered mail shall be deemed to have been given and received on the third Business Day following the date of mailing. Any notice or other communication transmitted by fax shall be deemed to have been given and received on the day of its transmission provided that such day is a Business Day and such transmission is completed before 5:00 p.m. on such day, failing which such notice or other communication shall be deemed to have been given and received on the first Business Day after its transmission. Regardless of the foregoing, if there is a mail stoppage or labour dispute or threatened labour dispute which has affected or could affect normal mail delivery by Canada Post, then no notice or other communication may be delivered by registered mail. If two or more Persons are named as Indemnifier, such notice or other communication given hereunder shall be sufficiently given if sent in the foregoing manner to any one of such Persons.

(i)	Further Assurances

The parties shall with reasonable diligence do all things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement. Each party shall provide and execute such further documents or instruments as may be reasonably required by any other party, exercise its influence and do and perform or cause to be done or performed such further and other acts as may be reasonably necessary or desirable to effect the purpose of and to carry out the provisions of this Agreement.

(j)	No Adverse Presumption

This Agreement has been negotiated and approved by the parties and, notwithstanding any rule or maxim of law or construction to the contrary, any ambiguity or uncertainty will not be construed against either of the parties by reason of the authorship of any of the provisions of this Agreement.

(k)	Enforcement

The Indemnifier acknowledges and agrees that if the Landlord obtains a judgment for breach of Lease by the Tenant or the Indemnifier, the Landlord may encounter difficulties or obstacles in enforcing its judgment in various foreign jurisdictions where the Indemnifier may have assets. As a result, if the Landlord seeks to enforce any final judgement properly granted by an Ontario court of competent jurisdiction which is not being appealed by the Tenant or the Indemnifier to a higher court, then the Indemnifier hereby irrevocably (a) grants its consent to the registration or enforcement of said judgement in any jurisdiction, domestic or foreign, in which it is determined that the Indemnifier has or may have assets; and (b) agrees that it shall not oppose or otherwise resist such registration or challenge the validity of the said judgement or the enforcement of same. This section may be pleaded as a complete estoppel to any actions which the Indemnifier may take in resisting the enforcement of any such judgement against it.

(l)	Binding Effect

This Agreement shall enure to the benefit of and shall be binding upon the parties and their respective heirs, executors, administrators, successors and assigns. For clarity, if the Landlord’s interest in the Lease or the Lands and the Building is acquired by a third party (including, without limitation, a Mortgagee or a purchaser of the Lands and Building), then such third party shall be entitled to the benefit of this Agreement and may enforce this Agreement against the Indemnifier. If requested by the Landlord or any such third party, the Indemnifier shall enter into an agreement directly with such third party confirming the right of the third party to the benefit of this Agreement and to enforce this Agreement against the Indemnifier.

THIS AGREEMENT has been signed by the parties.

HOOPP REALTY INC.		SMART TECHNOLOGIES INC.

Per:		Per:
	Name:		Name:
	Title:		Title:

Per:		Per:
	Name:		Name:
	Title:		Title:

I/WE have authority to bind the Corporation.		I/WE have authority to bind the Corporation.

SCHEDULE “D”

INSURANCE CERTIFICATE

TO:	HOOPP Realty Inc. (the “Landlord”)

RE:	Smart Technologies ULC (the “Insured”) - Lease made as of — (the “Lease”) between the Landlord and the Insured for 3636 Research Road NW, Calgary, Alberta (the “Premises”)

The undersigned hereby certifies, on behalf of and as agent for                      (the “Insurer”), that: (a) the Insurer and the undersigned have received a copy of the Lease; (b) the Insured has taken out the insurance required by section 6.2 of the Lease and such insurance complies with the requirements of section 6.2 of the Lease. The undersigned further certifies that it has the express right and authority to bind the Insurer to the terms of this Insurance Certificate and confirms that the Landlord may rely upon this Certificate as being binding on the undersigned and the Insurer.

Dated

[Name of insurance broker],

as agent for	[Name of Insurance Company]

Per: